UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement.
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☑	Definitive Proxy Statement.
☐	Definitive Additional Materials.
☐	Soliciting Material Pursuant to §240.14a-12.

ARCSIGHT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ARCSIGHT, INC.
5 Results Way
Cupertino, California 95014

August 13, 2010

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of ArcSight, Inc. to be held at the Gaylord National Hotel and Convention Center, 201 Waterfront Street, National Harbor, Maryland, on September 20, 2010 at 1:30 p.m. Eastern Time. At the annual meeting, you will be asked to vote upon two proposals: the election of three Class III directors to serve until the third succeeding annual meeting and the ratification of our independent registered public accounting firm for our fiscal year ending April 30, 2011.

Accompanying this letter is the formal notice of annual meeting, proxy statement and proxy card relating to the annual meeting, as well as our annual report for the fiscal year ended April 30, 2010. The proxy statement contains important information concerning the matters to be voted upon at the annual meeting. We hope you will take the time to study it carefully.

All stockholders of record at the close of business on the record date, which is August 1, 2010, are entitled to vote at the annual meeting, and your vote is very important regardless of how many shares you own. Regardless of whether you plan to attend the annual meeting, we urge you to submit your proxy as soon as possible. Instructions on the proxy card will tell you how to submit your proxy over the Internet, by telephone or by returning your proxy card in the enclosed postage-paid envelope. If you plan to attend the annual meeting and vote in person, and your shares are held in the name of a broker or other nominee as of the record date, you must bring with you a proxy or letter from the broker or nominee to confirm your ownership of such shares.

Sincerely,

Thomas J. Reilly
President and Chief Executive Officer

ARCSIGHT, INC.
5 Results Way
Cupertino, California 95014

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on September 20, 2010

NOTICE IS HEREBY GIVEN that an annual meeting of stockholders of ArcSight, Inc., a Delaware corporation, will be held at the Gaylord National Hotel and Convention Center, 201 Waterfront Street, National Harbor, Maryland, on September 20, 2010 at 1:30 p.m. Eastern Time. At the annual meeting, our stockholders will be asked to consider and vote upon:

1. The election of three Class III directors to serve on our board of directors, each to serve until our annual meeting of stockholders to be held in 2013 and until his successor is elected and qualified, or until his death, resignation or removal.

2. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2011.

3. Transaction of such other business as may properly come before the annual meeting or before any adjournments or postponements thereof.

Only stockholders of record of our common stock at the close of business on August 1, 2010 are entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements thereof.

TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, YOU ARE URGED TO SUBMIT YOUR PROXY OVER THE INTERNET, BY TELEPHONE OR BY COMPLETING, DATING AND SIGNING THE ENCLOSED PROXY CARD AND MAILING IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. YOU CAN WITHDRAW YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

By Order of the Board of Directors,

Trâm T. Phi
Vice President, General Counsel and Secretary

Cupertino, California
August 13, 2010

IMPORTANT NOTICE

PLEASE VOTE YOUR SHARES PROMPTLY

ARCSIGHT, INC.
5 Results Way
Cupertino, California 95014

PROXY STATEMENT

This proxy statement is being furnished to the stockholders of ArcSight, Inc., a Delaware corporation, in connection with the solicitation of proxies by our board of directors for use at the annual meeting of stockholders to be held at the Gaylord National Hotel and Convention Center, 201 Waterfront Street, National Harbor, Maryland, on September 20, 2010 at 1:30 p.m. Eastern Time, and at any adjournments or postponements thereof. At the annual meeting, holders of our common stock will be asked to vote upon: (i) the election of three Class III directors to serve until the annual meeting of stockholders to be held in 2013; (ii) the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2011; and (iii) any other business that properly comes before the annual meeting, or any adjournments or postponements thereof.

This proxy statement and the accompanying proxy card are first being mailed to stockholders on or about August 13, 2010. The address of our principal executive offices is 5 Results Way, Cupertino, California 95014.

VOTING RIGHTS AND PROXIES

Record Date; Outstanding Shares; Quorum

Only holders of record of our common stock at the close of business on the record date, which is August 1, 2010, will be entitled to notice of and to vote at the annual meeting. As of the close of business on the record date, there were 34,452,675 shares of our common stock outstanding and entitled to vote, held of record by 42 stockholders.

Pursuant to our bylaws, a majority of the outstanding shares of common stock, present in person or by proxy, will constitute a quorum for the transaction of business. Each of our stockholders is entitled to one vote for each share of common stock held as of the record date. For ten days prior to the annual meeting, a complete list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours at our principal executive offices at 5 Results Way, Cupertino, California 95014.

Voting of Proxies; Revocation of Proxies; Votes Required

Stockholders are requested to complete, date, sign and return the accompanying proxy card in the enclosed postage-paid envelope. All properly executed, returned and unrevoked proxies will be voted in accordance with the instructions indicated thereon. Executed but unmarked proxies will be voted FOR each director nominee listed on the proxy card and FOR the ratification of our independent registered public accounting firm for the fiscal year ending April 30, 2011. The board of directors does not know of, and does not intend to bring, any business before the annual meeting other than that referred to in this proxy statement and specified in the notice of annual meeting. As to any other business that may properly come before the annual meeting, including any motion made for adjournment or postponement of the annual meeting (including for purposes of soliciting additional votes), the proxy card will confer discretionary authority on the proxies (who are persons designated by the board of directors) to vote all shares covered by the proxy card in their discretion.

Any stockholder who has given a proxy may revoke it at any time before it is exercised at the annual meeting by (i) filing a written notice of revocation with, or delivering a duly executed proxy bearing a later date to, the Corporate Secretary of ArcSight, 5 Results Way, Cupertino, California 95014, or (ii) attending the annual meeting and voting in person (although attendance at the annual meeting will not, by itself, revoke a proxy). If you hold shares through a brokerage firm, bank or other agent, you must contact that brokerage firm, bank or other agent to revoke any prior voting instructions.

Director elections are determined by a plurality of shares of common stock represented in person or by proxy and voting at the annual meeting. Approval of our independent registered public accounting firm for the fiscal year ending April 30, 2011 requires the affirmative vote of a majority of the shares of common stock represented in person or by proxy, and entitled to vote on the matter.

Effect of Abstentions

If an executed proxy is returned and the stockholder has specifically abstained from voting on any matter, the shares represented by such proxy will be considered present at the annual meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. As such, an abstention will have the effect of a vote against ratification of our independent registered public accounting firm, Ernst & Young LLP, for the fiscal year ending April 30, 2011.

Effect of “Broker Non-Votes”

If an executed proxy is returned by a broker, bank or other agent holding shares in street name that indicates that the broker does not have discretionary authority as to certain shares to vote on a proposal (“broker non-votes”), such shares will be considered present at the annual meeting for purposes of determining a quorum on all proposals, but will not be considered to be entitled to vote on and thus will have no effect on the outcome of such proposal.

Voting Electronically via the Internet or by Telephone

General Information for All Shares Voted via the Internet or by Telephone

Stockholders whose shares are registered in their own name may choose to grant a proxy to vote their shares either via the Internet or by telephone. The laws of Delaware, under which we are incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of elections can determine that such proxy was authorized by the stockholder.

The Internet and telephone voting procedures set forth below, as well as on the enclosed proxy card, are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ voting instructions have been properly recorded. Stockholders granting a proxy to vote via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

For Shares Registered in Your Name

Stockholders of record may go to http://www.proxyvoting.com/ARST to grant a proxy to vote their shares by means of the Internet. They will be required to provide the control number contained on their proxy cards. The voter will then be asked to complete an electronic proxy card. Any stockholder using a touch-tone telephone may also grant a proxy to vote shares by calling 1-866-540-5760 and following the recorded instructions.

You may use the Internet to vote your proxy 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time (8:59 p.m. Pacific Time) on September 19, 2010. You may use a touch-tone telephone to vote your proxy 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time (8:59 p.m. Pacific Time) on September 19, 2010. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the annual meeting.

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose shares are held in street name receive voting instruction forms from their banks, brokers or other agents, rather than our proxy card.

If on the record date your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and these proxy materials have been forwarded to you by your broker, bank or other agent. The broker, bank or other agent holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting.

As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy issued in your name from your broker, bank or other agent.

Solicitation of Proxies and Expenses

We will bear the cost of the solicitation of proxies from our stockholders in the enclosed form. Our directors, officers and employees, without additional compensation, may solicit proxies by mail, telephone, letter, facsimile, electronically or in person. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In such cases, we will reimburse such record holders for their reasonable expenses incurred for forwarding such materials.

Voting Results

The preliminary voting results will be announced at the annual meeting. The final voting results will be tallied by our Inspector of Elections and published in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission, or the SEC, within four business days of the annual meeting.

Delivery of this Proxy Statement

The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for annual reports and proxy statements with respect to two or more security holders sharing the same address by delivering a single annual report and proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single annual report and proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. We will deliver promptly upon oral or written request a separate copy of the annual report or proxy statement to a security holder at a shared address to which a single copy of the documents was delivered. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate annual report and proxy statement, please notify your broker and either mail your request to ArcSight, Inc., Attention: Corporate Secretary, 5 Results Way, Cupertino, California 95014 or call (408) 865-7000.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker and either mail your request to ArcSight, Inc., Attention: Corporate Secretary, 5 Results Way, Cupertino, California 95014 or call (408) 865-7000.

A copy of our Annual Report on Form 10-K for the fiscal year ended April 30, 2010, including the financial statements, list of exhibits and any exhibit specifically requested, filed with the SEC is available without charge upon written request to: ArcSight, Inc., Attention: Corporate Secretary, 5 Results Way, Cupertino, California 95014.

ELECTION OF CLASS III DIRECTORS

(Item No. 1 on the Proxy Card)

Our board of directors currently consists of nine directors. Our certificate of incorporation and bylaws provide for a classified board of directors, divided into three classes. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a term to expire at the third succeeding annual meeting. The individuals so elected will serve until their successors are elected and qualified. This year the terms of our Class III directors, currently consisting of E. Stanton McKee, Jr., Thomas Reilly and Roger S. Siboni, will expire at the annual meeting. At the annual meeting, holders of common stock will be asked to vote on the election of three directors as Class III directors, whose current term will expire at our 2010 annual meeting.

The board of directors has nominated each of E. Stanton McKee, Jr., Thomas Reilly and Roger S. Siboni to serve as a Class III director for a three-year term that is expected to expire at our annual meeting in 2013 and until his successor is elected and qualified, or until his earlier death, resignation or removal. You can find the principal occupation and other information about the board’s nominees, as well as other board members, below.

Three of the continuing directors are Class I directors, whose terms will expire at our 2011 annual meeting, and three of the continuing directors are Class II directors, whose terms will expire at our 2012 annual meeting.

The election of Class III directors will be determined by the three nominees receiving the greatest number of votes from shares eligible to vote. Unless a stockholder signing a proxy withholds authority to vote for one or more of the board’s nominees in the manner described on the proxy, each proxy received will be voted for the election of each of the board’s nominees. In the event that any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for the nominee or nominees who shall be designated by the present board of directors to fill the vacancy. We are not aware that any of the nominees will be unable or will decline to serve as a director.

There are no family relationships between any of our directors, nominees or executive officers. There are also no arrangements or understandings between any director, nominee or executive officer and any other person pursuant to which he or she has been or will be selected as a director and/or executive officer.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF E. STANTON MCKEE, JR., THOMAS REILLY AND ROGER S. SIBONI AS CLASS III DIRECTORS.

Information Regarding Our Nominees and Directors

The following table lists the nominees and current members of the board of directors by class, their ages as of August 1, 2010 and current positions with ArcSight. Biographical information for each nominee and/or director is provided below.

Nominees

Name	Age	Class(1)	Position

E. Stanton McKee, Jr.(2)(3)	66	III	Director
Thomas Reilly(4)	48	III	President, Chief Executive Officer and Director
Roger S. Siboni(5)	55	III	Director

Continuing Directors

Name	Age	Class(1)	Position

Sandra Bergeron(4)(5)	51	II	Director
William P. Crowell(2)(4)	69	I	Director
Scott A. Ryles(2)(3)	51	I	Director
Craig Ramsey(5)	64	II	Director
Ted Schlein(4)(5)	46	I	Director
Ernest von Simson(2)(3)	72	II	Director

(1)	The terms of Class III directors will expire (if elected) at the 2013 annual meeting. The terms of Class I directors will expire at the 2011 annual meeting. The terms of Class II directors will expire at the 2012 annual meeting.

(2)	Member of the Nominating and Corporate Governance Committee.

(3)	Member of the Audit Committee.

(4)	Member of the Technology Strategy Committee.

(5)	Member of the Compensation Committee.

Biographies

Nominees for Class III Directors

E. Stanton McKee, Jr. has served as a director since February 2005. From 1989 until his retirement in November 2002, Mr. McKee served in various positions at Electronic Arts Inc., a developer and publisher of interactive entertainment, most recently as Executive Vice President and Chief Financial and Administrative Officer. He also serves as a director of LeapFrog Enterprises, Inc., a provider of technology-based educational products, and of a private company. Mr. McKee holds a B.A. in political science from Stanford University and an M.B.A. from Stanford University Graduate School of Business.

Mr. McKee’s extensive financial and management experience, including serving more than 13 years as the chief financial officer of publicly traded software company and his service on the boards of directors of several companies, including another public company, as well as his understanding of our company and business due to his long tenure with us a member of the board led the board of directors to conclude that he should serve as a director. In addition, our board’s determination, in light of his experience as a principal financial officer and director overseeing or assessing the performance of public companies and auditors as described above, that Mr. McKee is an “audit committee financial expert” lends further support to his financial acumen and qualifications for serving on our board.

Thomas Reilly has served as our Chief Executive Officer since October 2008, as our President since August 2007 and as a director since June 2008. Mr. Reilly served as our Chief Operating Officer from November 2006 to September 2008. From April 2004 to November 2006, Mr. Reilly served as Vice President of Business Information Services of IBM, a multinational computer, technology, and IT consulting corporation. From November 2000 until its acquisition in April 2004 by IBM, Mr. Reilly served as Chief Executive Officer of Trigo Technologies, Inc., a product information management software company. He holds a B.S. in mechanical engineering from the University of California, Berkeley.

Mr. Reilly’s experiences as a senior executive of our company, first as our Chief Operating Officer and now as our Chief Executive Officer, give him unique insights into the day-to-day operations of the company and his membership on the board allows him to best share these insights with the board. He also brings to the board his strong background in senior management at companies in the software industry.

Roger S. Siboni has served as a director since June 2009. Mr. Siboni has been an independent investor since August 2003. Mr. Siboni previously served as President and Chief Executive Officer of E.piphany, Inc., a provider of customer interaction software, from August 1998 to July 2003. He also served as chairman of the board of directors of E.piphany from December 1999 until it was acquired by SSA Global Technologies, Inc. in September 2005. Before joining E.piphany, Mr. Siboni served in various positions at KPMG Peat Marwick from July 1993 to August 1998, a worldwide accounting and consulting organization, most recently as Deputy Chairman and Chief Operating Officer. He currently serves on the boards of Cadence Design Systems, Dolby Laboratories, Inc. and three private companies, including IronPlanet, Inc. which filed a Registration Statement on Form S-1 with the SEC on March 18, 2010. He also served on the board of FileNet Corporation from December 1998 until it was acquired by IBM in October 2006 and on the board of infoGROUP Inc. from January 2009 until it was acquired CCMP Capital Advisors in July 2010. Mr. Siboni holds a B.S. degree in business administration from the University of California, Berkeley, and previously served as Chairman of the Advisory Board for the Walter A. Hass School of Business at the University of California, Berkeley.

Due to the fact that Mr. Siboni has served as a chairman of the board of directors and Chief Executive Officer of a publicly traded software company and as a deputy chairman and chief operating officer of, and accountant at, a major accounting firm, and currently serves as a director of a number of software companies, including three other public companies, the board of directors concluded that Mr. Siboni should serve as a director.

Continuing Directors

Sandra Bergeron has served as a director since May 2006. Since June 2005, Ms. Bergeron has served as a Venture Advisor to Trident Capital, a venture capital firm. From 1995 to December 2005, Ms. Bergeron served in various executive positions at McAfee, Inc., a software security company, most recently as Executive Vice President of Mergers/Acquisitions and Corporate Strategy. Ms. Bergeron currently serves as a director of several private companies. She holds a B.B.A. in information systems from Georgia State University and an M.B.A. from Xavier University, Cincinnati.

Ms Bergeron’s experience in the venture capital industry and as well as in the software security industry as an executive and her understanding of our company through her more than four years of service as a member of our board led the board to conclude that she should serve as a director.

William P. Crowell has served as a director since March 2003. Since February 2003, Mr. Crowell has worked as an independent consultant in the areas of information technology, security and intelligence systems and serves as Chairman of the Senior Advisory Group to the Director of National Intelligence. He served as President and Chief Executive Officer of Cylink Corporation, a provider of network security solutions, from 1998 until its acquisition by SafeNet, Inc. in February 2003. Prior to Cylink, Mr. Crowell worked at the National Security Agency, where he held a series of senior executive positions, including Deputy Director of Operations and Deputy Director of the NSA. He also serves as a director of five private companies, including SafeNet Holding Corporation which filed a Registration Statement on Form S-1 with the SEC on July 12, 2010. Mr. Crowell holds a B.A. in political science from Louisiana State University.

Mr. Crowell’s extensive expertise in the security and information technology industry, his insights into the security needs of U.S. Federal government agencies garnered from his continuing tenure in the advisory group to the Director of National Intelligence and in his prior role at the NSA and his operational experience in the security industry, as well as his understanding of our company and business gained through his long tenure with us as a member of the board led the board to conclude that he should serve as a director.

Craig Ramsey has served as a director since October 2002. From July 2003 to September 2004, Mr. Ramsey served as Chief Executive Officer of Solidus Networks Inc. (doing business as Pay By Touch), a provider of authentication and payment processing services. From 1996 to 2000, Mr. Ramsey served as Senior Vice President, Worldwide Sales, of Siebel Systems, Inc., a provider of eBusiness applications. From 1994 to 1996, Mr. Ramsey served as Senior Vice President, Worldwide Sales, Marketing and Support for nCube Corporation, a maker of massively parallel computers. From 1968 to 1994, Mr. Ramsey held various positions with Oracle Corporation, Amdahl Corporation and IBM. He also serves as a director of salesforce.com, inc., a provider of customer relationship management services, and several private companies. Mr. Ramsey holds a B.A. in economics from Denison University.

Mr. Ramsey’s vast experience and understanding of sales, channel programs and management in the software industry, his service on the boards of directors of several companies, including another public company as well as the insights he has acquired from his more than seven years as a director of the company led the board to conclude that he should serve as a director.

Scott A. Ryles has served as a director since November 2003. Mr. Ryles has served as Vice Chairman of Cowen and Company, LLC, an investment banking firm, since February 2007. From December 2004 to September 2006, he served as Chief Executive Officer of Procinea Management LLC, a private equity firm. From 1999 to 2001, Mr. Ryles served as Chief Executive Officer of Epoch Partners, Inc., an investment banking firm, until its acquisition by The Goldman Sachs Group, Inc. Prior to then, Mr. Ryles served as a Managing Director of Merrill Lynch & Co., Inc., an investment banking firm. He also currently serves as a director of a private company and of The Gymboree Corporation, a specialty retailer operating stores selling apparel and accessories for children, and of KKR Financial Holdings LLC, a specialty finance company affiliated with Kohlberg Kravis Roberts & Co. L.P. Mr. Ryles holds a B.A. in economics from Northwestern University.

Mr. Ryles’s vast experience as an investment banker, his expertise with regard to potential financing or other strategic transactions, and his understanding of our company and business due to his long tenure with us as a member of the board led the board to conclude that he should serve as a director.

Ted Schlein has served as a director since March 2002.  Mr. Schlein has served as a partner at Kleiner Perkins Caufield & Byers, a venture capital firm, since 1996. From 1986 to 1996, Mr. Schlein served in various executive positions at Symantec Corporation, a provider of Internet security technology and business management technology solutions, most recently as Vice President of Enterprise Products. He currently serves as a director of several private companies, including IronPlanet, Inc. which filed a Registration Statement on Form S-1 with the SEC on March 18, 2010. Mr. Schlein holds a B.A. in economics from the University of Pennsylvania.

Mr. Schlein’s experience both as a venture capitalist and in a senior management roles in the security technology industry and his extensive knowledge of our company due to his long tenure with us as a member of the board led the board to conclude that he should serve as a director.

Ernest von Simson has served as a director since October 2002, and as our lead independent director since June 2009. Mr. von Simson has served as the President of Ostriker von Simson, Inc., an information technology consulting firm, since 1999. He also served as a senior partner of Cassius Advisors, an emerging technology consulting firm, from 1999 to January 2006. Prior to then, Mr. von Simson served as a Senior Partner at The Research Board, Inc., a company that assists large companies with their information technology strategies. He currently serves as a director of two private companies. Mr. von Simson holds a B.A. in international relations from Brown University and an M.B.A. from New York University.

Mr. von Simson’s deep understanding of and experience in the information technology industry, experience with corporate governance and other matters garnered from his service on other companies’ board of directors and the insights he has gained into our business during his more than seven years on our board, including more than a year as our lead independent director, led our board to conclude that he should serve as a director.

Board Meetings, Committees and Corporate Governance

Our board of directors had ten meetings during fiscal 2010 and, in connection with each of those meetings, held executive sessions of independent directors. Our board of directors also acted by unanimous written consent on one occasion. During fiscal 2010, each incumbent director attended at least 75% of the aggregate number of (i) the meetings of the board of directors and (ii) the meetings of the committees on which he or she served (during the periods that he or she served). Our board of directors has determined that all of our board members other than Mr. Reilly are independent, as determined under the rules of The NASDAQ Stock Market. Our board of directors designated Ernest von Simson as our lead independent director in June 2009. Our board of directors has established four committees of the board that are currently in place: the audit committee, compensation committee, nominating and corporate governance committee and technology strategy committee.

Board Leadership

Our board’s leadership structure is comprised of our CEO, several independent directors, and a lead independent director. In June 2009, the board of directors designated Mr. von Simson as its lead independent director. The lead independent director presides at executive sessions of non-management or independent directors and any meetings at which our Chief Executive Officer is not present. The lead independent director also calls meetings of the independent or non-management directors as may be necessary from time to time. In addition, he discusses any significant conclusions or requests arising from the independent director sessions with our Chief Executive Officer, including the scheduling of, and requested agenda items for, future meetings of the our board of directors. He may also perform other duties as may be, from time to time, set forth in our bylaws or requested by our board of directors to assist it in the fulfillment of its responsibilities, by individual directors, or by our Chief Executive Officer.

Our board structure allows us to leverage the experience of our CEO and the independent perspective of our lead independent director. We believe that this structure, amplified by our strong committee system, meets the current corporate governance needs and oversight responsibilities of the board.

Role of the Board in Risk Oversight

The board of directors is actively involved the oversight of our risk management process. The board does not have a standing risk management committee, but administers this oversight function directly through the board as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking, our nominating and corporate governance committee monitors our major legal compliance risk exposures and our program for promoting and monitoring compliance with applicable legal and regulatory requirements and our board is responsible for monitoring and assessing strategic risk exposure, with assistance from time to time by our new technology strategy committee, and other risks not covered by our committees.

The full board, or the appropriate committee, receives reports on risk facing ArcSight from our Chief Executive Officer or other members of management to enable it to understand our risk identification, risk management and risk mitigation strategies. We believe that our board’s leadership structure supports effective risk management because it allows our lead independent director and the independent directors on our committees to exercise oversight over management.

Audit Committee

Our audit committee is comprised of Mr. McKee, who is the chair of the committee, and Messrs. Ryles and von Simson. The composition of our audit committee meets the requirements for independence under the current NASDAQ Stock Market and SEC rules and regulations. Each member of our audit committee is financially literate. In addition, our audit committee includes a financial expert within the meaning of Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act of 1933, as amended, or the Securities Act. All audit services to be provided to us and all permissible non-audit services to be provided to us by our independent registered public accounting firm will be approved in advance by our audit committee. Our audit committee recommended, and our board of directors has adopted, a charter for our audit committee. Our audit committee, among other things, will:

•	select a firm to serve as the independent registered public accounting firm to audit our financial statements;

•	help to ensure the independence of the independent registered public accounting firm;

•	discuss the scope and results of the audit with the independent registered public accounting firm, and review, with management and that firm, our interim and year-end operating results;

•	develop procedures for employees to submit anonymously concerns about questionable accounting or audit matters;

•	review with management our major financial risk exposures (including liquidity risk, credit/counterparty risk, and accounting risk) and the steps management has taken to monitor such exposures;

•	consider the adequacy of our internal accounting controls and audit procedures; and

•	approve or, as permitted, pre-approve all audit and non-audit services to be performed by the independent registered public accounting firm.

The audit committee met eight times during fiscal 2010, including meetings with our independent registered public accounting firm to review our quarterly and annual financial statements and their review or audit of such statements. The audit committee operates pursuant to the audit committee charter, which has been posted on our website at http://ir.arcsight.com/governance.cfm.

Compensation Committee

Our compensation committee is comprised of Mr. Ramsey, who is the chair of the committee, and Messrs. Crowell and Schlein and Ms. Bergeron. The composition of our compensation committee meets the requirements for independence under the current NASDAQ Stock Market and SEC rules and regulations. The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Our compensation committee recommended, and our board of directors has adopted, a charter for our compensation committee. Our compensation committee, among other things, will:

•	review and determine the compensation of our executive officers and directors;

•	administer our stock and equity incentive plans;

•	review and make recommendations to our board of directors with respect to incentive compensation and equity plans;

•	review with management our major compensation-related risk exposures and the steps management has taken to monitor or mitigate such exposures; and

•	establish and review general policies relating to compensation and benefits of our employees.

The compensation committee met eight times during fiscal 2010. The compensation committee operates pursuant to the compensation committee charter. Under its charter, which has been posted on our website at http://ir.arcsight.com/governance.cfm, the compensation committee has authority to retain compensation consultants, outside counsel and other advisors that the committee deems appropriate, in its sole discretion, to assist it in discharging its duties, and to approve the terms of retention and fees to be paid to such consultants. In March 2009, our compensation committee again retained Compensia, a compensation consulting company, to help evaluate our compensation philosophy and provide guidance in administering our compensation program in connection with the completion of fiscal 2009 and the review of compensation for fiscal 2010. See “Compensation Discussion and Analysis” for additional discussion regarding the role of Compensia in executive compensation.

On June 9, 2010, Mr. Crowell resigned from the compensation committee to chair the technology strategy committee and Mr. Siboni joined the compensation committee.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Mr. von Simson, who is the chair of the committee, and Messrs. Crowell, McKee and Ryles. The composition of our nominating and corporate governance committee meets the requirements for independence under the current NASDAQ Stock Market and SEC rules and regulations. Our nominating and corporate governance committee has recommended, and our board of directors has adopted, a charter for our nominating and corporate governance committee. Our nominating and corporate governance committee, among other things, will:

•	identify, evaluate and recommend nominees for our board of directors and committees of our board of directors;

•	conduct searches for appropriate directors;

•	evaluate the performance of our board of directors;

•	consider and make recommendations to our board of directors regarding the composition of our board of directors and its committees;

•	review related party transactions and proposed waivers of our code of conduct;

•	review and discuss public disclosures related to the Board’s leadership structure and its role in risk oversight;

•	review developments in corporate governance practices; and

•	evaluate the adequacy of, and make recommendations with respect to, our corporate governance practices and reporting.

The nominating and corporate governance committee met twice times during fiscal 2010. The nominating and corporate governance committee operates pursuant to the nominating and corporate governance committee charter, which has been posted on our website at http://ir.arcsight.com/governance.cfm.

The nominating and corporate governance committee will consider nominees recommended by stockholders for election as directors. If a stockholder would like to recommend a director candidate for the next annual meeting, the stockholder must deliver the recommendation in writing to the Corporate Secretary, ArcSight, Inc., 5 Results Way, Cupertino, California 95014. The recommendation must be submitted not less than 75 days nor more than 105 days prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected identified candidates as appropriate. Candidates for the board of directors are generally selected based on desired skills and experience in the context of the existing composition of the board and needs of the board and its committees at that time, including the requirements of applicable SEC and NASDAQ rules. The nominating and corporate governance committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all candidates, and will choose candidates to recommend for nomination based on the specific needs of the board and ArcSight at that time. Although the nominating and corporate governance committee does not have a specific policy on diversity, in its consideration of the specific needs of the board and ArcSight, the committee considers diverse backgrounds so that the board composition reflects a broad spectrum of experience and expertise. Final approval of nominees to be presented for election is determined by the full board.

The nominating and corporate governance committee recommended to the board that Messrs. McKee, Reilly and Siboni be nominated to serve as Class III directors.

Technology Strategy Committee

Our technology strategy committee, which was formed in June 2010, is comprised of Mr. Crowell, who is the chair of the committee, and Messrs. Reilly and Schlein and Ms. Bergeron. The purpose of our technology strategy committee is to review and make recommendations to our board of directors relating to technological and strategic initiatives. Our technology strategy committee, among other things, will:

•	review and make recommendations with respect to major technological and industry-related risks;

•	review our technological development efforts; and

•	support our board of directors or management in the development and / or refine of our research, development and related strategic initiatives and corporate development efforts.

Communications with Directors

Stockholders may communicate with the board by sending written correspondence to: Board of Directors, c/o Corporate Secretary, ArcSight, Inc., 5 Results Way, Cupertino, California 95014. Communications are distributed to the board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. The board has instructed the Corporate Secretary to review all correspondence and to determine, in his or her discretion, whether matters submitted are appropriate for board consideration. In particular, the board has directed that communications such as product or commercial inquiries or complaints, resume and other job inquiries, surveys and general business solicitations or advertisements should not be forwarded to the board. In addition, material that is unduly hostile, threatening, illegal, patently offensive or similarly inappropriate or unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request. The Corporate Secretary may forward certain communications elsewhere in the company for review and possible response.

Director Attendance of Annual Meetings

We encourage directors to attend our annual meetings of stockholders but do not require attendance. Last year, four directors attended our 2009 annual meeting of stockholders.

Director Compensation

The compensation committee evaluates the appropriate level and form of compensation for non-employee directors and recommend changes to the board when appropriate. The board has adopted the following policies with respect to the compensation of non-employee directors:

Cash Compensation

In fiscal 2010, each non-employee member of the board of directors receives an annual cash retainer of $35,000. The lead independent director of the board receives an additional annual cash retainer of $10,000. The chairs of the audit committee, the compensation committee, the nominating and corporate governance committee and the technology strategy committee receive annual retainers of $20,000, $10,000, $5,000 and $5,000, respectively and each other member of the audit committee, the compensation committee, the nominating and corporate governance committee and the technology strategy committee receive annual retainers of $8,000, $5,000, $2,500 and $2,500, respectively. We do not pay fees to directors for attendance at meetings of our board of directors and its committees.

All cash compensation to directors is paid in quarterly installments upon continuing service. We also reimburse our directors for reasonable expenses in connection with attendance at board and committee meetings.

Equity Compensation

Each person who is not an employee who becomes a member of our board of directors will be granted an initial option to purchase 25,000 shares of our common stock upon election to our board of directors. On the date of each annual stockholder meeting, each non-employee director who continues to serve on our board of directors immediately following such meeting will automatically be granted an option to purchase 10,375 shares of our common stock. Each option will have an exercise price equal to the fair market value of our common stock on the date of grant, will have a ten-year term and will terminate 90 days following the date the director ceases to serve on our board of directors for any reason other than death or disability, or 12 months following that date if the termination is due to death or disability. Each initial grant will vest and becomes exercisable as to 1/36th of the shares each month after the grant date over three years. Each annual grant will vest and become exercisable as to 1/12th of the shares each month after the grant date over one year.

Director Attendance Policy

In March 2008, our board of directors adopted a policy that, in any fiscal year, each member of the our board of directors should attend at least 75% of board meetings and 75% of the meetings of each committee of which such director is a member, and directed our compensation committee to consider changes to our director compensation policy to encourage compliance with this director attendance policy. In May 2008, our compensation committee recommended that our board of directors adopt the following compensation related measures as a component of the director attendance policy:

•	in the event that a director shall attend fewer than 75% of board meetings in a fiscal year, the annual stock, option or other equity grant to be issued, and any retainer fees to be paid, to such director for the succeeding fiscal year shall be reduced to 50% of the level of grant or fee normally to be paid to directors generally for their services as board members in accordance with our board compensation practices; and

•	in the event that a director shall attend fewer than 75% of the meetings in a fiscal year of a committee of which such director is a member, the annual stock, option or other equity grant to be issued, and any retainer fees to be paid, to such director in respect of membership (including those in respect of services as chairperson) of such committee for the succeeding fiscal year shall be reduced to 50% of the level of grant or fee normally to be paid to directors generally for service on such committee in accordance with our board of directors compensation practices;

provided, that, in the event that a director has failed to attend a board or committee meeting, and:

•	such director was not a member of the board or committee, as applicable, at the time of such meeting;

•	the meeting was a regular board or committee meeting and such director was first provided notice of the meeting less than three months in advance of such meeting, and promptly following receipt of such notice the director notified our Chief Executive Officer and General Counsel that such director does not expect to be able to attend at the scheduled time; or

•	the meeting was a special board or committee meeting and such director was first provided notice of the meeting less than two weeks in advance of such meeting, and promptly following receipt of such notice the director notified our Chief Executive Officer and General Counsel that such director does not expect to be able to attend at the scheduled time;

such meeting will be excluded from the calculation of percentage of meetings attended for purposes the compensation component of the director attendance policy. In June 2008, our board of directors adopted this component of our director attendance policy. See the discussion of director attendance during fiscal 2010 under “— Board Meetings, Committees and Corporate Governance” above.

Fiscal 2010 Compensation

The following table provides information for our fiscal year ended April 30, 2010 regarding all plan and non-plan compensation awarded to, earned by or paid to each person who served as a non-employee director in fiscal 2010. Other than as set forth in the table and the narrative that follows it, to date we have not paid any fees to or reimbursed any expenses of our directors, made any equity or non-equity awards to directors, or paid any other compensation to directors. All compensation that we paid to Mr. Reilly, our only employee director, is set forth in the tables summarizing executive officer compensation below. No compensation was paid to Mr. Reilly in his capacity as a director.

	Fees Earned or		Option
Name	Paid in Cash(1)		Awards(2)(3)(4)	Total

Sandra Bergeron	$40,000		$124,934	$164,934
William P. Crowell	42,500		124,934	167,434
E. Stanton McKee, Jr.	57,500		124,934	182,434
Craig Ramsey	45,000		124,934	169,934
Scott A. Ryles	45,500		124,934	170,434
Ted Schlein	40,000		124,934	164,934
Roger S. Siboni	30,910	(5)	372,375	403,285
Ernest von Simson	58,000		124,934	182,934

(1)	These amounts reflect quarterly fees in fiscal 2010 for board and committee service, including the fees paid for service as our lead independent director.

(2)	Amounts shown in this column do not reflect dollar amounts actually received by the non-employee director. Instead, these amounts reflect the aggregate full grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation, (formerly SFAS 123R), or ASC 718, for awards granted during 2010. See Note 9 of the Notes to our Consolidated Financial Statements in our annual report on Form 10-K for fiscal 2010 for a discussion of all assumptions made in determining the grant date fair values.

(3)	In September 2009, in connection with our annual stockholders meeting and consistent with the equity compensation policy adopted by the board, we granted each non-employee director (Ms. Bergeron and Messrs. Crowell, McKee, Ramsey, Ryles, Schlein, Siboni and von Simson) an option to purchase 10,375 shares of our common stock at an exercise price of $22.67 per share. The fair value of each such option was $12.04 per share. Each of these options: (i) vests as to 1/12th of the shares of common stock underlying it monthly beginning one month after the vesting start date; and (ii) contains change of control provisions such that all unvested shares vest immediately upon the closing of a change of control transaction. We also awarded Mr. Siboni an option to purchase 25,000 shares of our common stock at an exercise price of $18.60 per share in June 2009 upon his election to our board of directors consistent with the equity compensation policy adopted by the board. The fair value of each such option was $9.90 per share. This option (i) vests as to 1/36th of the shares each month after the grant date over three years; and (ii) contains change of control provisions such that all unvested shares vest immediately upon the closing of a change of control transaction.

(4)	Each non-employee director serving at the time of our initial public offering in February 2008 held, as of April 30, 2010, the following options to purchase shares of our common stock which were granted in connection with our initial public offering: Ms. Bergeron and Messrs. McKee, Ramsey, Ryles and von Simson: 11, 250; Mr. Schlein: 3,438; and Mr. Crowell: 5,319. Each non-employee director serving at the time of our annual stockholders meeting in September 2008 held, as of April 30, 2010, the following options to purchase shares of our common stock: Ms. Bergeron and Messrs. McKee, Ramsey, Ryles and von Simson: 10,375; and Mr. Crowell: 7,375. In addition to the options granted in September 2008 and February 2008 and in fiscal 2010, Ms. Bergeron and Mr. Ramsey each holds an outstanding option to purchase 97,773 shares, Messrs. von Simson and McKee each holds an outstanding option to purchase 87,773 shares, and Mr. Ryles holds an outstanding option to purchase 63,773 shares. Each of the options granted to our non-employee directors in connection with our IPO: (i) vests as to 1/36th of the shares of common stock underlying it monthly beginning one month after the vesting start date; and (ii) contains change of control provisions such that all unvested shares vest immediately upon the closing of a change of control transaction. All other options not described above held by non-employee directors are fully vested. See “Principal Stockholders” for beneficial ownership information for each of our directors.

(5)	Represents the pro rata portion of the annual retainer for serving on the board of directors. Mr. Siboni was elected to the board on June 10, 2009.

Compensation Committee Interlocks and Insider Participation

During fiscal 2010, our compensation committee consisted of Messrs. Crowell, Ramsey and Schlein and Ms. Bergeron. None of them has at any time in the last fiscal year or previously been one of our officers or employees and none has had any relationships with our company of the type that is required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during fiscal 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Securities Exchange Act of 1934, or the Exchange Act, requires our directors and executive officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and written representations from these officers and directors, we believe that all Section 16(a) filing requirements were met during fiscal 2010.

Executive Officers and Key Employees

Our executive officers and key employees, their positions and their respective ages, as of August 1, 2010, are:

Name	Age	Position(s)

Thomas Reilly	48	President, Chief Executive Officer and Director
Hugh S. Njemanze	53	Founder, Chief Technology Officer and Executive Vice President of Research and Development
Stewart Grierson	44	Chief Financial Officer
Prescott B. Winter	62	Chief Technology Officer, Public Sector
Joni Kahn	55	Senior Vice President of Services and Support
Kevin P. Mosher	53	Senior Vice President of Worldwide Field Operations
Jeffrey Scheel	48	Senior Vice President of Business Development
Trâm T. Phi	39	Vice President, General Counsel and Secretary

Our executive officers serve at the discretion of the board of directors, subject to rights, if any, under contracts of employment. See “Executive Compensation — Employment, Severance and Change of Control Arrangements.” Biographical information for Mr. Reilly is provided above. See “— Information Regarding Our Nominees and Directors.”

Hugh S. Njemanze co-founded ArcSight in May 2000 and has served as our Executive Vice President of Research Development and Chief Technology Officer since March 2002. From 1993 to 2000, Mr. Njemanze served in various positions at Verity, Inc., a provider of knowledge retrieval software products, most recently as its Chief Technology Officer. He holds a B.S. in computer science from Purdue University.

Stewart Grierson has served as our Chief Financial Officer since October 2004 and also served as our Vice President of Finance from March 2003 to April 2007. In addition, from January 2003 to January 2006, he served as our Secretary. From 1999 to July 2002, Mr. Grierson served in several positions for ONI Systems Corp., a provider of optical communications equipment, including most recently as Vice President and Corporate Controller. From 1992 to 1999, he served in various roles in the audit practice at KPMG LLP. He holds a B.A. in economics from McGill University and is a chartered accountant.

Prescott B. Winter has served as our Chief Technology Officer for the Public Sector since March 2010. Prior to ArcSight, Dr. Winter served as Associate Deputy Director of National Intelligence for Information Integration under the Director of National Intelligence from 2008 to 2009. Dr. Winter served more than 25 years at the National Security Agency, including positions as CIO and CTO; Chief, NSA Commercial Solutions Center; Chief, Customer Response; and Deputy Chief, Defensive Information Operations. Dr. Winter holds a B.A. in history, an M.A. in East Asian Studies and a Ph.D. in history from Stanford University.

Joni Kahn has served as our Senior Vice President of Services and Support since July 2009. From December 2005 to December 2007, Ms. Kahn served as the Executive Vice President, Technology Solutions of BearingPoint, Inc., a management and technology consulting company. From September 2002 to December 2005, Ms. Kahn served as Senior Group Vice President of World Wide Professional Services at Business Objects S.A., a company specializing in business intelligence and enterprise information management. Prior to Business Objects, Ms. Kahn was a member of the KPMG Consulting Executive Committee in the 1990s. Ms. Kahn holds a B.B.A. in accounting from the University of Wisconsin-Madison.

Kevin P. Mosher has served as our Senior Vice President of Worldwide Field Operations since March 2004. From May 2002 to March 2003, Mr. Mosher served as the President and Chief Operating Officer of Rapt Inc., a provider of pricing and profitability management solutions. From 1997 to 2001, Mr. Mosher served as Senior Vice President of Sales at Portal Software, Inc., a provider of billing and customer management solutions. He also serves as a director of a private company. Mr. Mosher holds a B.A. in economics from the University of Connecticut.

Jeffrey Scheel has served as our Senior Vice President of Business Development since June 2008. From November 2007 to May 2008, Mr. Scheel served as Vice President of Sales and Corporate Development at Damballa, Inc., a provider of protection against botnets. From June 2007 to October 2007, Mr. Scheel served as a consultant to various technology companies. From October 2006 to May 2007, he served as Executive Vice President of GuardID, Inc., an anti-phishing products company. From December 2005 until July 2006 following its acquisition by RSA in 2006, Mr. Scheel served as Corporate Development Officer at PassMark Security, Inc., an authentication software company. From November 2004 until December 2005 following its acquisition by PassMark, he served as CEO of Vocent, Inc., an authentication software company. From 1996 to 1999 and from 2001 to November 2004, Mr. Scheel served in several positions at Siebel Systems, Inc., a provider of eBusiness applications, including most recently as Vice President and General Manager of CRM Products. He holds a B.A. in history from Stanford University and an M.B.A. from Harvard Business School.

Trâm T. Phi has served as our Vice President, General Counsel and Secretary since January 2006. From September 2002 to May 2005, Ms. Phi served in various positions at InVision Technologies, Inc., a manufacturer of explosives detection systems, most recently as Senior Vice President and General Counsel, including following the acquisition of InVision by General Electric Company in December 2004. From 1995 to September 2002, she was an associate at Fenwick & West LLP, a high technology law firm. Ms. Phi holds a B.A. in political science from San Jose State University and a J.D. from the University of California, Berkeley, School of Law (Boalt Hall).

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our executive officers should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and places in perspective the data presented in the tables and narrative that follow.

Compensation Philosophy and Objectives

Our compensation program for executive officers is designed to attract, as needed, individuals with the skills necessary for us to achieve our business plan, to motivate those individuals, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above the levels that we expect. It is also designed to link rewards to measurable corporate and individual performance. We believe that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals, and which aligns executives’ interests with those of the stockholders by rewarding performance of established goals, with the ultimate objective of improving stockholder value. We evaluate compensation to ensure that we maintain our ability to attract and retain talented employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. To that end, we believe executive compensation packages provided by us to our executive officers should include both cash and stock-based compensation that reward performance as measured against established goals.

We work within the framework of our pay-for-performance philosophy to determine each component of an executive’s compensation package based on numerous factors, including:

•	the individual’s particular background and circumstances, including training and prior relevant work experience;

•	the individual’s role with us and the compensation paid to similar persons in the companies represented in the compensation data that we review;

•	the demand for individuals with the individual’s specific expertise and experience at the time of hire;

•	performance goals and other expectations for the position; and

•	comparison to other executives within our company having similar levels of expertise and experience.

Role of Executive Officers in Compensation Decisions

The compensation of Mr. Reilly as our Chief Executive Officer, or CEO, is determined by our board of directors after input from and consultation with our compensation committee, which reviews his performance after taking input from the other independent directors. The compensation for all other executive officers is determined by our compensation committee after input from and consultation with our CEO. Our CEO typically provides annual recommendations to the compensation committee and discusses with the compensation committee the compensation and performance of all executive officers, other than himself, during the first fiscal quarter. Consistent with our compensation philosophy, each employee’s evaluation begins with a written self-assessment, which is submitted to the employee’s supervisor. The supervisor then prepares a written evaluation based on the employee’s self-assessment, the supervisor’s own evaluation of the employee’s performance and input from others within the company. Our CEO bases his recommendations in part upon annual performance reviews of our executive officers, including a review of self-evaluations prepared by such executive officers and supervisor reviews when the executive officers report to someone other than our CEO. Our compensation committee may exercise its discretion in modifying any recommended compensation adjustments or awards to executives. In addition, compensation committee meetings typically have included, for all or a portion of each meeting, not only the committee members and our CEO, but also Mr. Grierson, Ms. Phi and Gail Boddy, the head of our human resources department.

Components of Executive Compensation

Our executive officers’ compensation has had three primary components — base compensation or salary, initial stock option awards granted pursuant to our 2007 Equity Incentive Plan and cash bonuses and stock option awards under a performance-based bonus plan. We fix executive officer base compensation at a level we believe enables us to hire and retain individuals in a competitive environment and to reward satisfactory individual performance and a satisfactory level of contribution to our overall business goals. We also take into account the base compensation that is payable by private and public companies with which we believe we generally compete for executives. To this end, we review a number of executive compensation surveys of high technology companies located in the San Francisco Bay Area annually when we review executive compensation. We utilize salary as the base amount necessary to match our competitors for executive talent. We designed our executive bonus plan to focus our management on achieving key corporate financial objectives, to motivate desired individual behaviors and to reward substantial achievement of these company financial objectives and individual goals. We utilize cash bonuses under our bonus plan to reward performance achievements with a time horizon of one year or less, and similarly, we utilize equity grants under our bonus plan to provide additional long-term rewards for short term performance achievements to encourage similar performance over a longer term. We utilize initial and refresh stock options to reward long-term performance, with strong corporate performance and extended officer tenure producing potentially significant value for the officer.

We view these components of compensation as related but distinct. Although our compensation committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on competitive benchmarking consistent with our recruiting and retention goals, our view of internal equity and consistency and other considerations we deem relevant, such as rewarding extraordinary performance. We believe that, as is common in the technology sector, stock option awards are a significant compensation-related motivator in attracting and retaining employees.

Our compensation committee’s current intent is to perform at least annually a strategic review of our executive officers’ compensation levels to determine whether they provide adequate incentives and motivation to our executive officers and whether they adequately compensate our executive officers relative to comparable officers in other companies with which we compete for executives. These companies may or may not be public companies or even in all cases technology companies.

In March 2007, our compensation committee initially retained Compensia, a compensation consulting company, to help evaluate our compensation philosophy and provide guidance in administering our compensation program in the future. Compensia provides us with market data on a peer group of companies in the technology sector, as well as advice in the review of compensation. As in past years, in March 2010, our compensation committee specifically retained Compensia to provide such data and advice in connection with in connection with the completion of fiscal 2010 (and review of compensation for fiscal 2011). The information provided by Compensia is benchmarked against the compensation we offer to ensure that our compensation program is competitive. Our compensation committee plans to retain a consultant to provide similar information and advice in future years for consideration in establishing annual salary increases and additional stock grants.

We account for equity compensation paid to our employees under the rules of ASC 718, which requires us to estimate and record an expense over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. We structure cash bonus compensation so that it is taxable to our executives at the time it is paid to them. We currently intend that all cash compensation paid will be tax deductible for us. However, with respect to equity compensation awards, while any gain recognized by employees from nonqualified options should be deductible, to the extent that an option constitutes an incentive stock option, gain recognized by the optionee will not be deductible if there is no disqualifying disposition by the optionee. In addition, if we grant restricted stock or restricted stock unit awards that are not subject to performance vesting, they may not be fully deductible by us at the time the award is otherwise taxable to the employee.

Base Compensation

Our compensation committee generally consults benchmark data to better inform its determination of the key elements of our compensation program in order to develop a compensation program that it believes will enable us to compete effectively for new employees and retain existing employees. In general, this benchmark data consists of compensation information from both broad-based third-party compensation surveys and peer groups. The compensation data consisted of salaries and other compensation paid by companies in these surveys and peer groups to executives in positions comparable to those held by our executive officers. Because publicly-filed compensation data is limited to the CEO, CFO and three to five most highly paid executive officers, the peer group comparisons are limited to Messrs. Reilly, Njemanze, Mosher and Grierson. While we compete for executive talent to some degree with companies that have revenues significantly in excess of those represented in the surveys and peer groups, we believe that the companies represented in the surveys and peer groups similarly compete with such larger companies and hence are an appropriate comparison for our employment market. Our compensation committee realizes that using benchmark data may not always be appropriate, but believes that it is the best alternative at this point in the life cycle of our company. In addition to benchmarking studies, our compensation committee has historically taken into account input from other sources, including input from the members of the compensation committee (as well as any input that may be offered by other independent members of our board of directors) and publicly available data relating to the compensation practices and policies of other companies within and outside of our industry.

For the review of compensation in connection with the completion of fiscal 2010 and determination of base and target bonus compensation for fiscal 2011, our compensation committee utilized data from Compensia based on the Radford High-Technology Executive Compensation and Sales Compensation Surveys and a single peer group of companies that reflect our industry, size and growth. The Radford survey utilized by Compensia included companies nationally with revenues from $90 million to $300 million, except that in case of some of our executive officers the Radford data included a broader group of companies with median revenues of approximately $192 million (with the results size-adjusted based on the scaling reflected in the primary survey), because data was unavailable for comparable executives in the primary survey. The peer group, which was selected based on the recommendations of Compensia, after it consulted with Mr. Grierson, includes Art Technology Group, Blue Coat Systems, Chordiant Software, Cogent, CommVault Systems, DemandTec, Double-Take Software, EF Johnson Technologies, Guidance Software, NetSuite, Opnet Technologies, Rackspace, RightNow Technologies, Riverbed Technology, SolarWinds, SonicWALL, Sourcefire, SuccessFactors, Vasco Data Security International and Websense. As before, Compensia initially proposed the makeup of the peer group based on the public company peer group utilized in the prior year, replacing a company that had been acquired. We believe that collectively the peer groups used in fiscal 2010 and prior years were at the time representative of companies in our size range and industry that were a fair representation of the employment market in which we compete.

Our compensation committee typically targets executive officers’ salaries at a level that was at or near the median of salaries of executives with similar roles at comparable companies. Our compensation committee believes that the median for base salaries is the minimum cash compensation level that would allow us to attract and retain talented officers. In instances where an executive officer is uniquely key to our success, such as Mr. Njemanze, our compensation committee may provide compensation in excess of the median. For example, in the case of Mr. Njemanze, the compensation committee determined to provide compensation about 19% in excess of the median competitive salary in recognition of the fact that, as one of our founders and our principal technical contributor since we were founded, he has a unique understanding of the technical underpinnings of our products and technologies as well as the market in which we operate. Our compensation committee’s choice of the foregoing salary target to apply to the data in the compensation surveys reflected consideration of our stockholders’ interests in paying what was necessary, but not significantly more than necessary, to achieve our corporate goals, while conserving cash as much as practicable. We believe that, given the industry in which we operate and the corporate culture that we have created, base compensation at this level is generally sufficient to retain our existing executive officers and to hire new executive officers when and as required.

We annually review our base salaries, and may adjust them from time to time based on market trends, including review of benchmark information, as well as the recognition that compensation levels are typically reviewed annually and survey information may not fully reflect changes in salary levels over time or particular acute geographic or market circumstances. We also review the applicable executive officer’s responsibilities, performance and experience. We do not provide formulaic base salary increases to our executive officers. If necessary, we also realign base salaries with market levels for the same positions in companies of similar size to us represented in the compensation data we review, if we identify significant market changes in our data analysis. Additionally, we adjust base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of an executive’s role or responsibilities. For example, in June 2009 our compensation committee approved an increase of Mr. Scheel’s salary to reflect his key contributions to us and our business development efforts, effective August 2009. In addition, in July 2009, the compensation committee determined to increase the base salary for one of our executive officers who is not a named executive officer to adjust the salary to the median competitive level.

Equity Compensation

All equity awards to our employees, including executive officers, and to our directors have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at the closing price of our stock on The NASDAQ Global Market on the date of grant. We do not have any program, plan or obligation that requires us to grant equity compensation on specified dates and, we have not timed equity grants in connection with the release or withholding of material non-public information. It is possible that we will establish programs or policies of this sort in the future.

Authority to make equity-based awards to executive officers rests with our compensation committee, which considers the recommendations of our CEO in connection with grants to other executive officers. Due to the stage of our business and our evolving industry, we believe that equity awards will incentivize our executive officers to achieve long-term performance because they provide greater opportunities for our executive officers to benefit from any future successes in our business. Consistent with this view, our compensation committee chose to make equity grants based on input from members of the compensation committee (as well as any input that may be offered by other independent members of our board of directors) drawing on their experience as directors and executives at other companies within and outside of our industry and based on consideration of benchmarking information provided by Compensia, as well as recommendations from our CEO.

Each executive officer is initially provided with an option grant when they join our company based upon their position with us and their relevant prior experience. These initial grants generally vest over four years and no shares vest before the one year anniversary of the option grant. We spread the vesting of our options over four years to compensate executives for their contribution over a period of time. Our compensation committee has discretion to make equity grants to executive officers and other employees from time to time separate from the equity awards under our bonus plan described below, generally in light of changes in the applicable executive officer’s responsibilities, performance and experience or material changes for comparable executives as reflected in benchmark data and not reflected in the refresh grants we award under our bonus plan. During fiscal 2010, we granted a discretionary award to Mr. Scheel to reflect his key contributions to us and our business development efforts, in addition to the option granted to him as an equity bonus under our bonus plan, in the form of an option to purchase 55,158 shares.

The value of the shares subject to the fiscal 2010 option grants to named executive officers are reflected in the “Summary Compensation Table” table below and further information about these grants is reflected in the “Fiscal 2010 Grants of Plan-Based Awards” table below.

Equity grants to executive officers are made pursuant to our 2007 Equity Incentive Plan which permits our compensation committee flexibility in making a wide variety of equity awards. Participation in the 2007 Employee Stock Purchase Plan is also available to all executive officers on the same basis as our other employees. However, any executive officers who are 5% stockholders, or would become 5% stockholders as a result of their participation in our 2007 Employee Stock Purchase Plan, will be ineligible to participate in our 2007 Employee Stock Purchase Plan.

Other than the equity plans described in this section, we do not have any equity security ownership guidelines or requirements for our executive officers and we do not have any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation or among different forms of non-cash compensation. Other than Mr. Njemanze, who has owned a substantial number of shares as a founder of ArcSight, our equity compensation plans have provided the principal method for our executive officers to acquire equity or equity-linked interests in our company.

Cash Bonuses under Our Bonus Plan

In the past we have paid bonuses annually, usually during the first quarter of our fiscal year following the year of the bonus plan. However, under our bonus plan for fiscal 2010, we determined to pay a portion of the bonuses quarterly in order to reward achievement of our operating results targets from quarter to quarter, while preserving a significant incentive from achievement of our annual operating results targets. We base bonuses for executive officers other than our CEO on three components — revenues, operating income and individual contributions relative to individual performance objectives as determined by the executive officer’s supervisor. The individual performance objectives are determined by each executive officer’s supervisor and might include such objectives as budgeting and cost controls, hiring and personnel development, strategic thinking and management. As with our bonus plan for fiscal 2009, our compensation committee determined that bonuses for executive officers under our bonus plan for fiscal 2010 should also be based on the achievement of targeted operating income goals. Our plan is structured so that we will pay no bonus under this plan unless both the revenue and operating income targets are achieved, regardless of an individual executive officer’s contributions. If the revenue and operating income components are achieved, executive officers are eligible to receive bonuses at the target level.

Unlike our bonus plans for prior fiscal years, we determined to pay each executive officer, other than Mr. Mosher, a bonus in each fiscal quarter based on our performance relative to that quarter’s revenue goal and the related operating income goal, as an incentive to continued achievement of our quarterly goals — which we view as increasing the likelihood of achieving or exceeding our annual goals. The bonus plan for fiscal 2010 provides that the amount of any annual bonus payable upon achievement of our annual revenue and operating income goals will be reduced by the amount of any prior quarterly payments. In order to balance the incentive and reward for achievement of our quarterly goals against the risk that our annual financial goals may not be achieved despite achievement of quarterly goals in early fiscal quarters, our compensation committee designed the quarterly aspect of our bonus plan so that, absent a change of control or similar event, not more than an aggregate of 37.5% of the target annual bonus will be payable based on achievement of goals for the first three quarters of our fiscal year, as more fully described below.

However, the actual portion of the eligible bonus that is ultimately awarded is determined by our CEO, following evaluation of the executive officer’s contributions by the executive officer’s supervisor where such supervisor is not the CEO. The compensation committee chose revenues and operating income as the financial metrics for bonuses because it believed that we should reward revenue growth, but only if that revenue growth is achieved cost effectively. Likewise, it believed a “profitable company” with little or no growth was not acceptable. Thus, the compensation committee considered the chosen metrics to be the best indicators of financial success and stockholder value creation. The individual performance objectives are determined by the executive officer to whom the potential bonus recipient reports. We base bonuses for our CEO on revenues and operating income. Our compensation committee believes that our CEO’s responsibility is the overall performance of ArcSight as a company, with emphasis on achievement of targeted revenues and operating income. Consequently, while the independent directors have established separate individual performance objectives for Mr. Reilly, related to accomplishment of strategic objectives and executive officer succession planning, the compensation committee currently utilizes those only as a factor when evaluating potential changes in Mr. Reilly’s base compensation and potential discretionary equity awards under the bonus plan, and not for determining Mr. Reilly’s annual bonus. Payments of cash bonuses are contingent upon continued employment through the actual date of payment.

In July 2009, our compensation committee adopted our bonus plan for fiscal 2010 to reward all employees of the company, including executive officers. The plan for fiscal 2010 focuses on revenues and operating income. Under this plan, executive officers other than Mr. Mosher will receive no payment unless we achieve at least 95% of the targeted revenues and the related operating income goal. Under the plan, if we achieve our annual revenue and operating income goals, then our CEO will receive (less the amount of any quarterly bonuses as described below):

•	a payment of 52.5% of base salary if we achieve at least 95% but less than 98% of the targeted revenues goal and we meet or exceed our operating income target for that level of performance relative to our revenue target;

•	a payment of 59.5% of base salary if we achieve at least 98% but less than 100% of the targeted revenues goal and we meet or exceed our operating income target for that level of performance relative to our revenue target;

•	a payment of 70% of base salary if we achieve at least 100% but less than 101% of the targeted revenues goal and we meet or exceed our operating income target for that level of performance relative to our revenue target;

•	a payment of 80% of base salary if we achieve at least 101% but less than 103% of the targeted revenues goal and we meet or exceed our operating income target for that level of performance relative to our revenue target;

•	a payment of 85% of base salary if we achieve at least 103% but less than 105% of the targeted revenues goal and we meet or exceed our operating income target for that level of performance relative to our revenue target;

•	a payment of 90% of base salary if we achieve at least 105% but less than 107% of the targeted revenues goal and we meet or exceed our operating income target for that level of performance relative to our revenue target;

•	a payment of 95% of base salary if we achieve at least 107% but less than 110% of the targeted revenues goal and we meet or exceed our operating income target for that level of performance relative to our revenue target; and

•	a payment of 100% of base salary if we achieve 110% or more of the targeted revenues goal and we meet or exceed our operating income target for that level of performance relative to our revenue target,

Messrs. Njemanze, Scheel and Grierson will receive:

•	a payment of 33.75% of base salary if we achieve at least 95% but less than 98% of the targeted revenues goal and we meet or exceed our operating income target for that level of performance relative to our revenue target;

•	a payment of 38.25% of base salary if we achieve at least 98% but less than 100% of the targeted revenues goal and we meet or exceed our operating income target for that level of performance relative to our revenue target;

•	a payment of 45% of base salary if we achieve at least 100% but less than 101% of the targeted revenues goal and we meet or exceed our operating income target for that level of performance relative to our revenue target;

•	a payment of 55% of base salary if we achieve at least 101% but less than 103% of the targeted revenues goal and we meet or exceed our operating income target for that level of performance relative to our revenue target;

•	a payment of 65% of base salary if we achieve at least 103% but less than 105% of the targeted revenues goal and we meet or exceed our operating income target for that level of performance relative to our revenue target;

•	a payment of 75% of base salary if we achieve at least 105% but less than 107% of the targeted revenues goal and we meet or exceed our operating income target for that level of performance relative to our revenue target;

•	a payment of 85% of base salary if we achieve at least 107% but less than 110% of the targeted revenues goal and we meet or exceed our operating income target for that level of performance relative to our revenue target; and

•	a payment of 100% of base salary if we achieve 110% or more of the targeted revenues goal and we meet or exceed our operating income target for that level of performance relative to our revenue target, and our remaining executive officers other than Mr. Mosher will receive:

•	a payment of 26.25% of base salary if we achieve at least 95% but less than 98% of the targeted revenues goal and we meet or exceed our operating income target for that level of performance relative to our revenue target;

•	a payment of 29.75% of base salary if we achieve at least 98% but less than 100% of the targeted revenues goal and we meet or exceed our operating income target for that level of performance relative to our revenue target;

•	a payment of 35% of base salary if we achieve at least 100% but less than 101% of the targeted revenues goal and we meet or exceed our operating income target for that level of performance relative to our revenue target;

•	a payment of 45% of base salary if we achieve at least 101% but less than 103% of the targeted revenues goal and we meet or exceed our operating income target for that level of performance relative to our revenue target;

•	a payment of 55% of base salary if we achieve at least 103% but less than 105% of the targeted revenues goal and we meet or exceed our operating income target for that level of performance relative to our revenue target;

•	a payment of 65% of base salary if we achieve at least 105% but less than 107% of the targeted revenues goal and we meet or exceed our operating income target for that level of performance relative to our revenue target;

•	a payment of 75% of base salary if we achieve at least 107% but less than 110% of the targeted revenues goal and we meet or exceed our operating income target for that level of performance relative to our revenue target; and

•	a payment of 100% of base salary if we achieve 110% or more of the targeted revenues goal and we meet or exceed our operating income target for that level of performance relative to our revenue target.

Under the bonus plan for fiscal 2010, the amount of the bonus payable to each executive officer, other than Mr. Mosher, with respect to each quarter is 50% of the bonus amount payable based on such executive officer’s base salary at the performance level achieved (provided that the maximum amount of such quarterly bonus payable in each quarter is 50% of the bonus amount payable based on the percentage of the executive officer’s base salary at the 100% target objective listed above), based on the formulas described above, prorated for the period covered and for the executive officer’s tenure with us during such period. For example, because we achieved our revenues and operating income at 95% or greater of target in the first quarter, Mr. Reilly received a bonus for that quarter equal to 50% x (52.5% x (CEO Annual Salary ÷ 4)), or $24,609.38. Notwithstanding the foregoing, in the event of a Corporate Transaction (as defined in ArcSight’s 2007 Equity Incentive Plan), each executive officer will receive a “true up” bonus payment determined as if the maximum amount of the bonus available in any previously completed quarter of the fiscal year was based on 100% of the maximum bonus amount payable based on such executive’s percentage of base salary at the performance level achieved, as listed above, prorated for the period covered and for the individual’s tenure with us during such period, irrespective of the fact that the initial quarterly bonus payments were limited to the bonus level at the target objective, payable immediately prior to the closing of the Corporate Transaction (i.e., each executive will receive a bonus equal to the maximum percentage of base salary adjusted for such individual’s actual achievements against his/her objectives as determined in connection with the distribution(s) in prior quarters, if applicable, less the amount previously paid to such executive in such prior quarters). As with the annual bonuses, the quarterly bonuses payable under the bonus plan for fiscal 2010, including any “true up” bonus in the event of a Corporate Transaction, are subject to each executive officer’s individual achievement against his or her individual objectives to the extent applicable. For quantification of these potential “true up” payments, please see the discussion under “— Employment, Severance and Change of Control Arrangements” below.

Based on our actual financial performance in fiscal 2010, we achieved 106.4% of our revenue target of $170.5 million and achieved non-GAAP operating income of $30.5 million (our GAAP operating income of $19.4 million adjusted to exclude $889,000 in amortization of intangible assets and $10.2 million in stock-based compensation expense) well above the $24.3 million target at that level (instead achieving operating income equivalent to the target if revenues had been achieved at the level of greater than 110% of target). As a result, executive officers other than Mr. Mosher were eligible for bonuses under the bonus plan for fiscal 2010 based on achievement at the level of at least 105% but less than 107% of target, based on our performance under the foregoing scale. In addition, we achieved our revenues and operating income at 95% or greater of target in the first quarter of fiscal 2010 and 100% or greater of target in the second quarter and third quarter of fiscal 2010, as a result of which we paid quarterly bonuses in such quarters in accordance with the formula described above. As previously discussed, the amount of annual bonus payable to each executive officer under the 2010 Bonus Plan upon achievement of our annual revenue and operating income goals was reduced by the amount of quarterly bonuses previously paid or payable by ArcSight to such executive officer.

In light of Mr. Mosher’s position as Senior Vice President of Worldwide Field Operations, which primarily involves responsibility for our sales and pre-sales efforts, we feel it is more appropriate to tie the additional cash incentives to his revenue-generating efforts and management of the operating expenses and contribution margin for our sales department, rather than tying his additional cash incentives solely to the company-level financial objectives. For this reason, as in prior years, we pay him a quarterly sales commission pursuant to his Sales Commission Plan — FY 2010, rather than the bonus discussed above for other executive officers. Under the plan, which was approved in final form by the compensation committee in July 2009, Mr. Mosher is entitled to the following quarterly commission payments based on achieving or exceeding quarterly revenues targets:

•	provided that actual revenues exceed 90% of the revenues target for the period, $250 multiplied by the percentage of revenues target achieved up to 95%; plus

•	$1,250 multiplied by the percentage of revenues target achieved in excess of 95% up to 100%; plus

•	$3,000 multiplied by the percentage of revenues target achieved in excess of 100% up to 105%; plus

•	$6,000 multiplied by the percentage of revenues target achieved in excess of 105%; plus

•	if actual revenues met or exceeded the revenues target for the period, an additional $10,000,

in each case, where the percentage of revenues target achieved and the percentages defining each range of performance above are rounded to the nearest tenth of a percent and multiplied by 100.

In addition, under his plan, Mr. Mosher will receive an additional commission in the event that he achieves or exceeds his revenues target and either (i) actual operating expenses for the sales department are less than or equal to the sales operating expense target, or (ii) actual contribution margins for the sales department are equal to or greater than the sales contribution margin target. Actual sales contribution margins are determined by subtracting actual sales operating expenses from actual revenues for the quarter. The quarterly commission amounts payable to Mr. Mosher upon achievement of his fiscal 2010 quarterly operating expense or contribution margin targets vary by level of achievement relative to his quarterly revenues target. The potential amounts payable to Mr. Mosher in any fiscal quarter at each revenues target achievement level are:

Revenue Target Achievement Level	Quarterly Amount

Up to 100%	$10,000
More than 100% and up to 105%	23,000
More than 105% and up to 115%	35,000
More than 115%	40,000

Based on our actual financial performance in fiscal 2010 relative to his targets, the company paid Mr. Mosher a cash bonus of $375,750 in accordance with his plan (which includes the quarterly commissions to which Mr. Mosher was entitled under his plan).

The target level bonus for executive officers amount is generally set at a level based on the median for executives with similar roles at comparable companies according to the survey and peer group data described above. The “target” and “maximum” bonus amounts that could be earned by each named executive officer in fiscal 2010 are reflected in the “Fiscal 2010 Grants of Plan-Based Awards” table below.

Our annual cash bonuses, as opposed to our equity grants, are designed to more immediately reward our executive officers for their performance during the most recent fiscal year. We believe that the immediacy of these cash bonuses, in contrast to our equity grants which vest over a period of time, provides a significant incentive to our executives towards achieving their respective individual objectives, and thus our company-level objectives. Thus, we believe our cash bonuses are an important motivating factor for our executive officers, in addition to being a significant factor in attracting and retaining our executive officers.

We do not have a formal policy regarding adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the award or payment. Our compensation committee believes that the issue is best addressed when the need actually arises, and when all of the facts regarding the restatement or adjustment are known.

Equity Bonuses under Our Bonus Plan

Our compensation committee believes that granting additional stock options on an annual basis to existing executive officers provides an important incentive to retain executives and rewards them for short-term company performance while also creating long-term incentives to sustain that performance. Under our bonus plan for fiscal 2010, the compensation committee approved a pool of 720,625 shares of common stock to be granted during the first quarter of fiscal 2011 to our officers, including our executive officers, on the achievement of the targeted revenues goal, and, for the officers other than our CEO, individual performance objectives, for the reasons described above for cash bonuses. In prior years, the compensation committee has set the number of shares available for grant at the beginning of the fiscal year when the plan was adopted and then adjusted the amount or made additional shares available for award in connection with the completion of the fiscal year to take into account changes in the number of officers participating, the cumulative achievement of quarterly revenue and operating income targets within the fiscal year to reward performance and in recognition of our benchmark targets in light of updated compensation data from our compensation consultant. Rather than continuing that practice, the compensation committee simply determined the size of the equity pool under the bonus plan for fiscal 2010 once in April 2010 in connection with the fiscal 2010 year-end review, in light of those factors as well as the relative retention value of existing grants held by key executive officers. We expect our compensation committee will follow this revised practice in future fiscal years. The annual grant to our CEO is determined by our compensation committee after input from and consultation with the other independent members of our board of directors. The annual grants to all other executive officers are determined by our compensation committee after input from and consultation with our CEO. Our compensation committee may exercise its discretion in modifying any recommended adjustments or awards to executives.

In accordance with the process described above, for grants under our bonus plan for fiscal 2010, our compensation committee determined the amount of Mr. Reilly’s grant based on the level of our achievement of the targeted revenue and operating income goals and its evaluation of Mr. Reilly’s contribution toward that achievement relative to the contribution of the remainder of our officers, based on their performance under their individual performance objectives and their respective relative contributions to our success as determined in connection with the evaluations described above for determination of cash bonuses under our bonus plan for fiscal 2009, as well as their desire to preserve a portion of the pool to adjust the aggregate equity incentive levels for key executive officers whose equity holdings were low relative to peers at comparable companies. Following that determination, Mr. Reilly made recommendations to our compensation committee regarding, and our compensation committee ultimately determined, the awards made to our other executive officers.

When making the recommendation and determining the amounts of the awards, consideration was given to the median equity compensation of executives with similar roles at comparable companies according to the survey and peer group data described above. See footnote (2) to the “Fiscal 2010 Grants of Plan-Based Awards” table below for the specific amounts of these grants for our named executive officers. Equity grants made pursuant to the bonus plan vest over four fiscal years and no shares vest before the first day of the succeeding fiscal year (the fiscal year following the fiscal year in which the options were actually granted). In addition to the annual awards pursuant to our bonus plan, grants of stock options may be made to executive officers following a significant change in job responsibility or in recognition of a significant achievement. The “shares underlying,” “exercise price” and “grant date fair value” of option awards made to each named executive officer in fiscal 2010 are reflected in the “Fiscal 2010 Grants of Plan-Based Awards” table below.

The compensation committee has the discretion to award cash bonuses or equity-based grants outside of our bonus plan, which it has exercised in prior fiscal years, but did not exercise in fiscal 2010. In May 2010, the compensation committee reviewed information from Compensia regarding appropriate levels of annual refresh grants for the group of officers covered by our bonus plan for fiscal 2010, our actual financial performance in fiscal 2010 and the recommendations of Mr. Reilly, and approved grants to plan participants for the aggregate 720,625 shares available 720,500 shares (leaving 125 shares unused), including options for an aggregate of 384,500 shares granted to executive officers. The amounts granted and exercise price for each grant to our named executive officers under our Fiscal Year 2010 Management Bonus Plan are reflected in the footnotes to the “Fiscal 2010 Grants of Plan-Based Awards” and “Outstanding Equity Awards at April 30, 2010” tables below. In May 2010, our compensation committee also approved two separate option grants to Mr. Njemanze aggregating 400,000 shares (including the shares subject to the option awarded to him under the bonus plan for fiscal 2010) in order to provide a strong retention incentive for him in recognition of his expected continued extraordinary and unique role in our success. The first 200,000 share option (which included 85,000 shares under the bonus plan for fiscal 2010) vests as to 25% of the shares on May 1, 2011, with the remainder vesting monthly over the following three years. The second 200,000 share option vests as to 75% of the shares on May 1, 2013,with the remaining 25% vesting on May 1, 2014.

Severance and Change of Control Payments

Under the offer letters and option grant agreements with some of our executive officers we are, required to make specified severance payments and accelerate the vesting of equity awards in the event of a termination in connection with a change in control. For quantification of and additional information regarding these severance and change of control arrangements, please see the discussion under “— Employment, Severance and Change of Control Arrangements” below. Our board of directors determined to provide these severance and change of control arrangements in order to mitigate some of the risk that exists for executives working in a small, dynamic startup company, an environment where there is a meaningful likelihood that we may be acquired. These arrangements are intended to attract and retain qualified executives that have alternatives that may appear to them to be less risky absent these arrangements, and to mitigate a potential disincentive to consideration and execution of such an acquisition, particularly where the services of these executive officers may not be required by the acquirer.

Other Benefits

In addition to participation in the 2007 Employee Stock Purchase Plan as discussed above, executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance and our 401(k) plan, in each case on the same basis as other employees. We do not match employee contributions under our 401(k) plan. We also provide vacation and other paid holidays to all employees, including our executive officers, which are comparable to those provided at peer companies. There were no special benefits or perquisites provided to any executive officer in fiscal 2010.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Disclosure and Analysis set forth above with our management. Based on its review and discussions, the compensation committee recommended to our board of directors that the Compensation Disclosure and Analysis be included in this proxy statement.

Submitted by the Compensation Committee of
the Board of Directors,

Craig Ramsey
Sandra Bergeron
Ted Schlein
Roger Siboni

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to compensation awarded to, earned by or paid to each person who served as our Chief Executive Officer, our Chief Financial Officer and each of our three other most highly compensated executive officers whose compensation was more than $100,000 during the fiscal year ended April 30, 2010, 2009 and 2008. We refer to these executive officers as our “named executive officers” elsewhere in this proxy statement.

					Non-Equity
Name and	Fiscal			Option	Incentive Plan	All Other
Principal Position	Year	Salary(1)		Awards(2)	Compensation(3)	Compensation		Total

Thomas Reilly	2010	$375,000		$1,210,981	$337,500	—		$1,923,481
President and Chief	2009	343,750	(4)	1,804,212	318,750	—		2,466,712
Executive Officer	2008	300,000		—	225,000	—		525,000

Stewart Grierson	2010	255,000		620,507	191,250			1,066,757
Chief Financial Officer	2009	255,000		172,314	174,038	—		601,352
	2008	234,167	(6)	168,750	191,250	—		594,167

Hugh S. Njemanze	2010	300,000		827,342	225,000	—		1,352,342
Chief Technology Officer	2009	300,000		172,314	208,650	—		680,964
and Executive Vice President of Research and Development	2008	289,583	(7)	168,750	225,000	—		683,333

Kevin Mosher	2010	300,000		620,507	—	$375,750	(8)	1,296,257
Senior Vice President of Worldwide Field Operations	2009	300,000		150,774	—	231,500	(9)	682,274

Jeffrey Scheel	2010	250,000		823,932	187,500	—		1,261,432
Senior Vice President of Business Development	2009	192,497	(10)	176,800	105,749	10,000	(11)	485,046

(1)	The amounts in this column include payments by us in respect of accrued vacation, holidays and sick days, as well as any salary contributed by the named executive officer to our 401(k) plan.

(2)	Amounts shown in this column do not reflect dollar amounts actually received by the officer. Instead, these amounts reflect the aggregate full grant date fair value calculated in accordance with ASC 718 for awards granted during 2010. See Note 9 of the Notes to our Consolidated Financial Statements in our annual report on Form 10-K for fiscal 2010 for a discussion of all assumptions made in determining the grant date fair values. The number of stock options granted in 2010 to our Named Executive Officers is shown in the “Fiscal 2010 Grants of Plan Based Awards” table included below

(3)	The amounts in this column reflect amounts paid pursuant to our Fiscal Year 2008 Management Bonus Plan, our Fiscal Year 2009 Management Bonus Plan and our Fiscal Year 2010 Management Bonus Plan. For a description of these plans, see “Compensation Discussion and Analysis — Cash Bonuses under Our Bonus Plan.”

(4)	In September 2008, Mr. Reilly’s annual salary was increased to $375,000, effective October 1, 2008.

(6)	In March 2008, Mr. Grierson’s annual salary was increased to $255,000, effective March 1, 2008.

(7)	In September 2007, Mr. Njemanze’s annual salary was increased to $300,000, effective October 1, 2007.

(8)	This amount was paid pursuant to pursuant to Mr. Mosher’s Sales Commission Plan — FY 2010. For a description of this plan, see “Compensation Discussion and Analysis — Cash Bonuses under Our Bonus Plan.”

(9)	This amount was paid pursuant to pursuant to Mr. Mosher’s Sales Commission Plan — FY 2009. For a description of this plan, see “Compensation Discussion and Analysis — Cash Bonuses under Our Bonus Plan.”

(10)	Mr. Scheel began service with us in June 2008. Mr. Scheel’s annual salary was $210,000 in fiscal 2009.

(11)	This amount was paid as an initial signing bonus in June 2008.

For a description of the material terms of offer letters and employment agreements for the named executive officers, see “— Employment, Severance and Change of Control Arrangements,” below.

Fiscal 2010 Grants of Plan-Based Awards

The following table summarizes grants made to each of our named executive officers in fiscal 2010.

					Estimated
					Possible Future			Grant Date
					Payouts	Number of	Exercise	Fair Value
		Estimated Possible Future Payouts Under Non-Equity			Under Equity	Securities	Price of	of Stock and
	Grant	Incentive Plan Awards(1)			Incentive Plan	Underlying	Option	Option
Name	Date	Target	Maximum		Awards(2)	Options(3)	Awards	Awards(4)

Thomas Reilly	6/9/09	—	—		—	125,000	$18.00	$1,210,981
	—	$262,500	$375,000		—	—	—	—
Stewart Grierson	6/9/09	—	—		—	64,050	18.00	620,507
	—	114,750	255,000		—
Hugh S. Njemanze	6/9/09	—	—		—	85,400	18.00	827,342
	—	135,000	300,000		—	—	—	—
Kevin Mosher	6/9/09	—	—		—	64,050	18.00	620,507
	—	75,000	—	(5)	—	—	—	—
Jeffrey Scheel	6/9/09	—	—		—	29,890	18.00	289,570
	6/9/09	—	—		—	55,158	18.00	534,362
	—	112,500	250,000		—	—	—	—

(1)	The amounts in this column reflect amounts payable pursuant to our Fiscal Year 2010 Management Bonus Plan, except for amounts payable to Mr. Mosher pursuant to his Sales Commission Plan — FY 2010.

(2)	As described in “Compensation Discussion and Analysis — Equity Bonuses under Our Bonus Plan,” all of our executive officers were eligible to receive options to purchase shares of our common stock pursuant to our Fiscal Year 2010 Management Bonus Plan. These options were allocated out of a pool of 720,625 shares of our common stock for all of our officers, including our executive officers. There were no threshold, target or maximum amounts for these option grants, as the allocation of shares to the eligible executives was determined by our compensation committee, with input from Mr. Reilly, except that Mr. Reilly had no input into his option grant. In May 2010, we granted the following options to purchase shares of our common stock at an exercise price of $21.63 per share pursuant to the allocation determined by our compensation committee and Mr. Reilly: Mr. Reilly, 131,500 shares; Mr. Grierson, 42,500 shares; Mr. Njemanze, 400,000 shares; Mr. Mosher, 36,000 shares; and Mr. Scheel, 36,000 shares. For additional information on these grants, see the footnotes to the “Outstanding Equity Awards at April 30, 2010” table.

(3)	Each stock option was granted pursuant to our 2007 Equity Incentive Plan. Each option vests as to 1/4th of the shares of common stock underlying it on May 1, 2010 and vests as to 1/48th of the underlying shares monthly thereafter until fully vested on May 1, 2013 and is exercisable as it vests. Each of these stock options expires ten years from the date of grant. These stock options are also subject to accelerated vesting upon involuntary termination or constructive termination following a change of control of us, as discussed below in “— Employment, Severance and Change of Control Arrangements.”

(4)	Amounts shown in this column do not reflect dollar amounts actually received by the officer. Instead, these amounts reflect the aggregate full grant date fair value calculated in accordance with ASC 718 for awards granted during 2010. Please see Note 9 of the Notes to our Consolidated Financial Statements in our annual report on Form 10-K for fiscal 2010 for a discussion of all assumptions made in determining the grant date fair values of the options we granted in fiscal 2010.

(5)	There is not a maximum amount that Mr. Mosher may receive under his Sales Commission Plan — FY 2010, For a description of this plan, see “Compensation Discussion and Analysis — Cash Bonuses under Our Bonus Plan.”

Outstanding Equity Awards at April 30, 2010

The following table summarizes outstanding equity awards held by each of our named executive officers as of April 30, 2010.

	Number of Securities
	Underlying Unexercised				Option	Options
	Options(1)				Exercise	Expiration
Name	Exercisable		Unexercisable		Price(2)	Date

Thomas Reilly(3)	14,705	(4)	—		$6.80	1/23/2017
	775,575	(4)	—		6.80	1/23/2017
	290,484	(4)	—		6.80	1/23/2017
	22,191	(5)	24,122	(5)	8.50	6/17/2018
	50,000	(6)	150,000	(6)	7.76	9/30/2018
	75,000	(7)	125,000	(7)	7.76	9/30/2018
	—	(8)	125,000	(8)	18.00	6/8/2019
Stewart Grierson(9)	80,000	(10)	—		0.48	10/5/2014
	25,000	(10)	—		4.00	5/25/2015
	62,500	(10)	—		4.00	5/25/2015
	23,255	(11)	495	(11)	6.08	6/4/2016
	5,398	(12)	2,005	(12)	10.00	8/6/2017
	5,888	(12)	6,459	(12)	10.00	8/6/2017
	18,687	(5)	20,313	(5)	8.50	6/17/2018
	—	(8)	64,050	(8)	18.00	6/8/2019
Hugh S. Njemanze(13)	125,000	(10)	—		0.80	2/2/2015
	25,000	(10)	—		4.00	5/25/2015
	23,255	(11)	495	(11)	6.08	6/4/2016
	5,398	(12)	2,005	(12)	10.00	8/6/2017
	17,388	(12)	6,459	(12)	10.00	8/6/2017
	18,687	(5)	20,313	(5)	8.50	6/17/2018
	—	(8)	85,400	(8)	18.00	6/8/2019
Kevin Mosher(14)	25,000	(10)	—		4.00	5/25/2015
	41,976	(10)	—		4.00	5/25/2015
	23,255	(11)	495	(11)	6.08	6/4/2016
	2,556	(12)	950	(12)	10.00	8/6/2017
	15,672	(12)	5,822	(12)	10.00	8/6/2017
	16,351	(5)	17,774	(5)	8.50	6/17/2018
	—	(8)	64,050	(8)	18.00	6/8/2019
Jeffrey Scheel(14)	836	(15)	21,667	(15)	8.50	6/17/2018
	—	(8)	29,890	(8)	18.00	6/8/2019
	—	(8)	55,158	(8)	18.00	6/8/2019

(1)	Each stock option was granted pursuant to our 2002 Stock Plan or 2007 Equity Incentive Plan. The vesting and exercisability of each stock option is described in the footnotes below. Each of these stock options expires ten years from the date of grant. These stock options are also subject to accelerated vesting upon involuntary termination or constructive termination following a change of control, as discussed below in “— Employment, Severance and Change of Control Arrangements.”

(2)	Represents the fair market value of a share of our common stock on the option’s grant date, as determined by our board of directors, or if the grant date was after our initial public offering, the closing price of our common stock on the grant date.

(3)	In May 2010, we granted Mr. Reilly an option to purchase 131,500 shares of our common stock at an exercise price of $21.63 per share pursuant to our Fiscal Year 2010 Management Bonus Plan. This option vests as to 1/4th of the shares of common stock underlying it on May 1, 2011 and as to 1/48th of the underlying shares monthly thereafter until fully vested on May 1, 2014. For a description of this plan, see “Compensation Discussion and Analysis — Equity Bonuses under Our Bonus Plan.”

(4)	Includes options to purchase 14,705 shares, 856,748 shares, and 290,484 shares granted to Mr. Reilly concurrently in connection with his hiring. Each of the option to purchase 14,705 shares and the option to purchase 856,748 shares vested as to 1/4th of the shares of common stock underlying it on November 27, 2007 and as to 1/48th of the underlying shares monthly thereafter until fully vested on November 27, 2010. The option to purchase 290,484 shares vested as to 1/4th of the shares of common stock underlying it on November 27, 2007 and as to 1/48th of the underlying shares monthly thereafter until fully vested on November 27, 2010.

(5)	Option vested as to 1/4th of the shares of common stock underlying it on May 1, 2009 and vests as to 1/48th of the underlying shares monthly thereafter until fully vested on May 1, 2012.

(6)	Option vested as to 1/4th of the shares of common stock underlying it on October 1, 2009 and vests as to 1/48th of the underlying shares monthly thereafter until fully vested on October 1, 2012.

(7)	Option vests, commencing on November 1, 2008, as to 1.3889% of the underlying shares each full month until fully vested on October 1, 2014.

(8)	Option vested as to 1/4th of the shares of common stock underlying it on May 1, 2010 and as to 1/48th of the underlying shares monthly thereafter until fully vested on May 1, 2013.

(9)	In May 2010, we granted Mr. Grierson an option to purchase 42,500 shares of our common stock at an exercise price of $21.63 per share pursuant to our Fiscal Year 2010 Management Bonus Plan. This option vests as to 1/4th of the shares of common stock underlying it on May 1, 2011 and as to 1/48th of the underlying shares monthly thereafter until fully vested on May 1, 2014. For a description of this plan, see “Compensation Discussion and Analysis — Equity Bonuses under Our Bonus Plan.”

(10)	This stock option is fully vested.

(11)	This stock option is fully vested and exercisable as of May 1, 2010

(12)	Option vested as to 1/4th of the shares of common stock underlying it on May 1, 2008 and vests as to 1/48th of the underlying shares monthly thereafter until fully vested on May 1, 2011.

(13)	In May 2010, we granted Mr. Njemanze two separate options to purchase an aggregate of 400,000 shares of our common stock at an exercise price of $21.63 per share, including 85,000 pursuant to our Fiscal Year 2010 Management Bonus Plan. The first 200,000 share option (which included 85,000 shares under the bonus plan for fiscal 2010) vests as to 1/4th of the shares of common stock underlying it on May 1, 2011 and as to 1/48th of the underlying shares monthly thereafter until fully vested on May 1, 2014. The second 200,000 share option vests as to 75% of the shares on May 1, 2013, with the remaining 25% vesting on May 1, 2014. For a description of this plan, see “Compensation Discussion and Analysis — Equity Bonuses under Our Bonus Plan.”

(14)	In May 2009, we granted Messrs. Mosher and Scheel each an option to purchase 36,000 shares of our common stock at an exercise price of $21.63 per share pursuant to our Fiscal Year 2010 Management Bonus Plan. Each option vested as to 1/4th of the shares of common stock underlying it on May 1, 2011 and as to 1/48th of the underlying shares monthly thereafter until fully vested on May 1, 2014. For a description of this plan, see “Compensation Discussion and Analysis — Equity Bonuses under Our Bonus Plan.”

(15)	Option vested as to 1/4th of the shares of common stock underlying it on June 16, 2009 and vests as to 1/48th of the underlying shares monthly thereafter until fully vested on June 16, 2013.

Option Exercises and Stock Vested in Fiscal 2010

The following table shows the number of options exercised by our named executive officers during the fiscal year ended April 30, 2010:

	Option Awards
	Number of	Value
	Shares Acquired	Realized on
Name	on Exercise (#)	Exercise ($)(1)

Thomas Reilly	81,173	$1,328,672
Stewart Grierson	131,500	2,941,460
Hugh S. Njemanze	—	—
Kevin Mosher	—	—
Jeffrey Scheel	17,497	275,521

(1)	Based on the difference between the closing price of our common stock reported on The NASDAQ Global Market on the exercise date and the exercise price of the option.

Employment, Severance and Change of Control Arrangements

Under our offer letter with Mr. Reilly, if he is subject to an involuntary termination within 12 months of a change in control, then for 12 months following that termination he is entitled to continued payment of his then-current annual base salary and accelerated vesting of all remaining unvested stock options.

Under our offer letter with Mr. Grierson, if he is subject to an involuntary termination within six months of a change in control, then for three months following such termination he is entitled to continued payment of his then-current base salary and COBRA health insurance premiums, and will also receive accelerated vesting of 50% of his remaining unvested stock options as of his termination date.

Under our offer letter with Mr. Njemanze, if we terminate his employment for any reason, then for six months following such termination he is entitled to continued payment of his then-current base salary.

Under our offer letter with Mr. Mosher, if he is subject to an involuntary termination within 12 months of a change in control, then for 12 months following that termination he is entitled to continued payment of his then-current annual base salary and COBRA health insurance premiums, and will also receive accelerated vesting of unvested stock options that would have vested if his actual period of service was 24 months after his termination date.

Absent a change of control event, no executive officer other than Mr. Njemanze is entitled upon termination to either equity vesting acceleration or cash severance payments.

For Mr. Reilly, cause is defined as the occurrence of any of the following:

•	willful failure by the executive officer to substantially perform his duties under his employment agreement, after receipt of a written warning from our board of directors;

•	a willful act by the executive officer that is injurious to us;

•	a willful breach by the executive officer of a material provision of his employment agreement or offer letter; or

•	a material violation by the executive officer of a federal or state law or regulation applicable to our business.

For Messrs. Reilly, Grierson, and Mosher, involuntary termination is defined as the occurrence of any of the following:

•	we terminate the executive officer without cause; or

•	the executive officer resigns within 30 days after the scope of his or her job responsibilities or authority was materially reduced without his or her written consent.

In addition, the resignation by Messrs. Grierson or Reilly within 30 days after receipt of notice that his principal workplace will be relocated 100 miles or more from its location at the time of notice shall constitute involuntary termination.

For Messrs. Grierson and Mosher cause is defined as the occurrence of any of the following:

•	the commission of an act of embezzlement, fraud, dishonesty or breach of fiduciary duty to us;

•	deliberate and repeated violation of our rules or the valid instructions of our board of directors or an authorized officer;

•	any unauthorized disclosure by the executive officer of any of our secrets or confidential information;

•	the inducement of any of our clients or customers to break any contract with us; or

•	the engagement in any conduct that could reasonably be expected to result in loss, damage or injury to us.

A change of control will occur, generally, in the event of a merger, sale of our assets or a stock acquisition in which the stockholders of our company will hold less than 50% of the stock of the acquiring company following the transaction.

The following table summarizes the benefits payable to each named executive officer pursuant to the arrangements described above:

	Change of				Involuntary Termination Within
	Control	Termination			One Year of a Change of Control
	“True Up”			Acceleration of			Acceleration of
Name	Bonus(1)	Salary		Equity Vesting	Salary		Equity Vesting(2)

Thomas Reilly	$60,938	—		—	$375,000	(3)	$7,798,096	(4)
Stewart Grierson	49,406	—		—	68,410	(5)	357,732	(6)
Hugh S. Njemanze	58,125	$150,000	(7)	—	150,000	(7)	—
Kevin Mosher	58,125	—		—	318,641	(8)	647,297	(9)
Jeffrey Scheel	48,437	—		—	—		—

(1)	Reflects one quarter of “true up” bonus. Calculated as if the highest level of performance objectives were obtained during the fiscal quarter prior to the change of control.

(2)	Calculated based on the termination or change of control taking place as of April 30, 2010, the last day of our most recent fiscal year, and based on the closing price on that day of $22.81 per share.

(3)	Reflects continued base salary for 12 months following an involuntary termination within 12 months of a change in control. See the narrative description of the terms of Mr. Reilly’s employment arrangements, above, for more information.

(4)	Mr. Reilly is entitled to accelerated vesting of 100% of his remaining unvested stock options upon an involuntary termination of Mr. Reilly within 12 months of a change in control. See the narrative description of the terms of Mr. Reilly’s employment arrangements, above, for more information.

(5)	Reflects continued base salary and COBRA health insurance premiums for three months following an involuntary termination within six months of a change in control. See the narrative description of the terms of Mr. Grierson employment arrangements, above, for more information.

(6)	Reflects accelerated vesting of 50% of Mr. Grierson’s remaining unvested stock options following an involuntary termination within six months of a change in control. See the narrative description of the terms of Mr. Grierson employment arrangements, above, for more information.

(7)	Reflects continued base salary for six months following termination. Mr. Njemanze is entitled to this continued base salary regardless of the circumstances of his termination. See the narrative description of the terms of Mr. Njemanze employment arrangements, above, for more information.

(8)	Reflects continued base salary and COBRA health insurance premiums for 12 months following an involuntary termination within 12 months of a change in control. See the narrative description of the terms of Mr. Mosher’s employment arrangements, above, for more information.

(9)	Mr. Mosher is entitled to accelerated vesting of unvested stock options that would have vested if his actual period of service was 24 months after his termination date upon an involuntary termination of Mr. Mosher within 12 months of a change in control. See the narrative description of the terms of Mr. Mosher’s employment arrangements, above, for more information.

Limitation on Liability and Indemnification Matters

Our certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation provides that we are required to indemnify our directors and our bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Any repeal of or modification to our certificate of incorporation or bylaws may not adversely affect any right or protection of a director or officer for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal. Our bylaws also provide that we must advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no material pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the executive officer and director arrangements discussed above under “Election of Class III Directors — Director Compensation” and “Executive Compensation,” below is a description of transactions since May 1, 2009 to which we have been a party, in which the amount involved in the transaction exceeds or will exceed $120,000, and in which any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

Stock Option Grants

We have granted some of our executive officers and directors equity-based awards. See the related descriptions in this prospectus under the captions “Election of Class III Directors — Director Compensation” and “Executive Compensation.”

Employment Arrangements and Indemnification Agreements

We have entered into employment arrangements with our executive officers. See “Executive Compensation — Employment, Severance and Change of Control Arrangements” for information regarding these arrangements with our named executive officers.

We have entered or will enter into indemnification agreements with our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. See “Executive Compensation — Limitation on Liability and Indemnification Matters.”

Review, Approval or Ratification of Transactions with Related Parties

Our policy and the charters of our nominating and corporate governance committee and our audit committee require that any transaction with a related party that must be reported under applicable rules of the SEC, other than compensation related matters, must be reviewed and approved or ratified by our nominating and corporate governance committee, unless the related party is, or is associated with, a member of that committee, in which event the transaction must be reviewed and approved by our audit committee. These committees have not adopted policies or procedures for review of, or standards for approval of, these transactions.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of August 1, 2010 for:

•	each person who we know beneficially owns more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 34,452,675 shares of common stock outstanding at August 1, 2010. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options, warrants or other convertible securities held by that person or entity that are currently exercisable or exercisable within 60 days of August 1, 2010. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o ArcSight, Inc., 5 Results Way, Cupertino, California 95014.

	Shares
Name of Beneficial Owner	Beneficially Owned	Percentage

Directors and Executive Officers:
Thomas Reilly(1)	1,315,961	3.7%
Sandra Bergeron(2)	128,210		*
William P. Crowell(3)	21,506		*
E. Stanton McKee, Jr.(4)	118,210		*
Craig Ramsey(5)	1,221,392	3.5
Scott A. Ryles(6)	95,140		*
Ted Schlein(7)	2,761,613	8.0
Roger S. Siboni(8)	21,167		*
Ernest von Simson(9)	107,068		*
Stewart Grierson(10)	273,522		*
Kevin Mosher(11)	281,317		*
Hugh S. Njemanze(12)	972,802	2.8
Jeffrey Scheel(13)	34,342		*
All executive officers and directors as a group (14 persons)(14)	7,487,883	20.1
Other 5% Stockholders:
Entities affiliated with FMR LLC(15)	4,975,070	14.4%
Entities affiliated with Kleiner Perkins Caufield & Byers(7)	3,493,360	10.1
Daly Gamma Limited Partnership(16)	1,974,534	5.7

*	Less than 1%

(1)	Includes options exercisable for 1,309,166 shares of common stock within 60 days of August 1, 2010 of which 96,829 shares, as of August 1, 2010, would be subject to a right of repurchase in our favor upon exercise and Mr. Reilly’s cessation of service prior to vesting.

(2)	Includes options exercisable for 128,210 shares of common stock within 60 days of August 1, 2010.

(3)	Includes options exercisable for 21,506 shares of common stock within 60 days of August 1, 2010.

(4)	Includes options exercisable for 118,210 shares of common stock within 60 days of August 1, 2010.

(5)	Represents 725,062 shares held by Mr. Ramsey, 201,090 shares held by Mr. Ramsey and Maja Ramsey, his wife, together, and 167,030 shares held by Ms. Ramsey, and includes options exercisable for 128,210 shares of common stock within 60 days of August 1, 2010 that are held by Mr. Ramsey.

(6)	Represents 330 shares acquired by the Scott A. Ryles & Marcia T. Ryles Trust in pro rata distributions by Kleiner, Perkins, Caulfield & Byers X-A, L.P. on June 23, 2009 and June 24, 2010, and 600 shares held by Mr. Ryles. Includes options exercisable for 94,210 shares of common stock within 60 days of August 1, 2010. Excludes 3,493,360 shares held by entities affiliated with Kleiner Perkins Caufield & Byers. Mr. Ryles is a limited partner in KPCB Holdings, Inc., as nominee; however, Mr. Ryles does not have voting or dispositive power with respect to these shares and disclaims beneficial ownership except to the extent of his pecuniary interest in these shares.

(7)	Includes options exercisable for 11,312 shares of common stock within 60 days of August 1, 2010. Includes 1,371,399 shares beneficially owned by Kleiner Perkins Caufield & Byers IX-A, L.P.; 42,337 shares beneficially owned by Kleiner Perkins Caufield & Byers IX-B, L.P.; 1,207,162 shares beneficially owned by Kleiner Perkins Caufield & Byers X-A, L.P.; 34,047 shares beneficially owned by Kleiner Perkins Caufield & Byers X-B, L.P.; 85,835 shares beneficially owned by Ted Schlein, Trustee, Schlein Family Trust Dtd 4/20/99, 330 shares held by Mr. Schlein’s sister, 66 shares held by Mr. Schlein’s father-in-law, and 9,125 shares held by Mr. Schlein. Excludes 1,974,534 shares held by Daly Alpha Limited Partnership and Daly Gamma Limited Partnership. See footnote (15) for information regarding those shares. Excludes 838,415 shares held by other entities affiliated with Kleiner Perkins Caufield & Byers as to which Mr. Schlein does not have voting or dispositive power. Shares are held for convenience in the name of “KPCB Holdings, Inc., as nominee” for the account of entities affiliated with Kleiner Perkins Caufield & Byers and others. KPCB Holdings, Inc. has no voting, dispositive or pecuniary interest in any such shares. Mr. Schlein disclaims beneficial ownership of any of the shares held by the aforementioned entities, except to the extent of his pecuniary interest therein. The address of entities affiliated with Kleiner Perkins Caufield & Byers is 2750 Sand Hill Road, Menlo Park, California 94025.

(8)	Includes options exercisable for 20,791 shares of common stock within 60 days of August 1, 2010. Excludes 3,493,360 shares held by entities affiliated with Kleiner Perkins Caufield & Byers. Mr. Siboni is a limited partner in KPCB Holdings, Inc., as nominee; however, Mr. Siboni does not have voting or dispositive power with respect to these shares and disclaims beneficial ownership except to the extent of his pecuniary interest in these shares.

(9)	Includes 2,572 shares distributed to the reporting person’s spouse in a pro rata distribution by KPCB Holdings. Includes options exercisable for 98,210 shares of common stock within 60 days of August 1, 2010. Excludes 3,493,360 shares held by entities affiliated with Kleiner Perkins Caufield & Byers. Mr. von Simson is a limited partner in KPCB Holdings, Inc., as nominee; however, Mr. von Simson does not have voting or dispositive power with respect to these shares and disclaims beneficial ownership except to the extent of his pecuniary interest in these shares.

(10)	Represents 13,632 shares held by Mr. Grierson and 10,000 shares held by Mr. Grierson and Jennifer Murray, his wife, together, and includes options exercisable for 249,890 shares of common stock within 60 days of August 1, 2010 that are held by Mr. Grierson.

(11)	Includes options exercisable for 152,813 shares of common stock within 60 days of August 1, 2010.

(12)	Represents 249,295 shares held by Mr. Njemanze and 472,500 shares held by Mr. Njemanze and Cherl M. Njemanze, his wife, together, and includes options exercisable for 251,007 shares of common stock within 60 days of August 1, 2010 that are held by Mr. Njemanze.

(13)	Includes options exercisable for 33,349 shares of common stock within 60 days of August 1, 2010.

(14)	Includes options exercisable for 2,746,404 shares of common stock within 60 days of August 1, 2010 of which 96,829 shares, as of August 1, 2010, would be subject to a right of repurchase in our favor upon exercise and Mr. Reilly’s cessation of service prior to vesting. Excludes the shares indicated to be excluded in footnote (7).

(15)	Includes 4,975,070 shares beneficially owned by Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC. Fidelity Growth Company Fund, an investment company registered under the Investment Company Act of 1940, owns 3,317,419 of the shares held in aggregate by Fidelity. Edward C. Johnson 3rd, Chairman of FMR LLC and FMR LLC, through its control of Fidelity, each has sole power to dispose of the shares owned by Fidelity. Members of the family of Edward C. Johnson 3rd or trusts for their benefit, own shares of FMR LLC with the right to cast approximately 49% of the total votes which may be cast by all holders of FMR LLC voting stock. Neither FMR LLC, nor Edward C. Johnson 3rd, has the sole power to vote or direct the voting shares owned directly by the Fidelity Funds, which power resides with the Funds’ Board of Trustees. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109. The address of Fidelity Growth Company Fund is 82 Devonshire Street, Boston, Massachusetts 02109.

(16)	Daly Gamma, Inc. is the general partner of Daly Gamma Limited Partnership (“Daly Gamma”), and Daly Alpha, Inc. is the sole shareholder of Daly Gamma, Inc. Alex Daly is the sole shareholder of Daly Alpha, Inc. KPCB Holdings, Inc. has voting power over the shares held by Daly Gamma pursuant to a voting agreement, dated as of October 3, 2002, between KPCB Holdings, Inc. and Daly Alpha Limited Partnership, the prior owner of the shares owned by Daly Gamma. Alex Daly has dispositive power over these shares. The address of Daly Gamma is 1643 Brickell Avenue, Suite #3502, Miami, Florida 33129. Neither we nor our affiliates have had a material relationship with Alex Daly or Daly Gamma during the past three years.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The audit committee of the board of directors is composed of Mr. McKee, who is the chair of the audit committee, and Messrs. Ryles and von Simson, each of whom the board of directors has determined is an independent director, as independence for audit committee members is defined in The NASDAQ Stock Market’s listing standards. The board of directors has determined that Mr. McKee is an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K promulgated under the Securities Act and the Exchange Act.

As members of the audit committee for fiscal 2010, we assist the board of directors in fulfilling its responsibilities relating to the oversight of the accounting, financial reporting, internal controls, financial practices and audit activities of ArcSight and its subsidiaries. The audit committee operates under a charter.

In fulfilling its oversight role, the audit committee has reviewed and discussed with management and the independent registered public accounting firm ArcSight’s audited financial statements. The audit committee met eight times during fiscal 2010, including meetings with ArcSight’s independent registered public accounting firm to review ArcSight’s quarterly and annual financial statements and their review or audit of such statements. It is not the duty of the audit committee to plan or conduct audits or to determine that the financial statements are complete and accurate and conform to generally accepted accounting principles. Management is responsible for the preparation, presentation, and integrity of ArcSight’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Ernst & Young LLP, ArcSight’s independent registered public accounting firm, is responsible for performing an independent audit of ArcSight’s consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the effectiveness of ArcSight’s internal control over financial reporting.

The audit committee discussed with ArcSight’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with audit committees). ArcSight’s independent registered public accounting firm also provided to the audit committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with audit committees), and the audit committee discussed with the independent registered public accounting firm that firm’s independence.

Based upon the audit committee’s review and discussions referred to above, the audit committee recommended to the board of directors that ArcSight’s audited consolidated financial statements be included in ArcSight’s Annual Report on Form 10-K for the fiscal year ended April 30, 2010, filed with the SEC on July 9, 2010.

Submitted by the Audit Committee of
the Board of Directors,

E. Stanton McKee, Jr.
Scott Ryles
Ernest von Simson

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM,
ERNST & YOUNG LLP, FOR FISCAL YEAR ENDING APRIL 30, 2011

(Item No. 2 on the Proxy Card)

Our audit committee has selected, and is submitting for ratification by the stockholders its selection of, the firm of Ernst & Young LLP, or EY, to serve as our independent registered public accounting firm for the fiscal year ending April 30, 2011 and until their successors are appointed. Although action by stockholders is not required by law, the audit committee has determined that it is desirable to request approval of this selection by the stockholders. Notwithstanding the selection, the audit committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year, if the audit committee feels that such a change would be in the best interests of ArcSight and its stockholders. In the event of a negative vote on ratification, the audit committee will reconsider the selection of EY as our independent registered public accounting firm.

The following table sets forth the aggregate fees and related expenses for professional services provided by EY during fiscal 2010 and 2009. The audit committee considered the provision of the services corresponding to these fees, and the audit committee believes that the provision of these services is compatible with EY maintaining its independence. The audit committee pre-approval policies and procedures require prior approval of each engagement of EY to perform services. We adopted these pre-approval policies in accordance with the requirements of the Sarbanes-Oxley Act and the professional services listed below were approved in accordance with these policies.

	Fiscal Year
	2010	2009

Audit fees	$1,180,000	$1,100,000
Audit-related fees	——	—
Tax fees	118,656	15,406
All other fees	5,000	5,000

Total	$1,303,656	$1,120,406

Audit Fees

Fees for EY audit services include fees associated with the annual audit, quarterly reviews of financial statements and accounting consultations.

Tax Fees

Fees for EY tax services include fees associated with domestic and international tax advice, planning and compliance.

All Other Fees

In both fiscal years, other fees consist of professional services rendered in connection with the filing of our Form S-8 registration statements.

Representatives of EY are expected to be at the annual meeting. Representatives of EY will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2011.

STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS

Under our bylaws, stockholders who wish to present proposals for action, or to nominate directors, at our next annual meeting of stockholders (that is, the next annual meeting following the annual meeting to which this proxy statement relates) must give written notice thereof to our Corporate Secretary at the address set forth on the cover page of this proxy statement in accordance with the provisions of our bylaws, which require that such notice be given not less than 75 days nor more than 105 days prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders. To be timely for the 2011 annual meeting of stockholders, a stockholder’s notice must be received by us between June 7, 2011 and July 7, 2011. Such proposals should be delivered or mailed to the attention of our Corporate Secretary at our principal executive offices, which are ArcSight, Inc., 5 Results Way, Cupertino, California 95014.

If the date of the 2011 annual meeting is more than 30 days before or more than 60 days after the anniversary date of the 2010 annual meeting, in order for a notice to be timely, it must be delivered no earlier than 105 days and not later than 75 days prior to the 2011 annual meeting or the close of business on the 10th day following the day on which we first publicly announce the date of the 2011 annual meeting.

These stockholder notices must contain information required by our bylaws. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. If a matter is properly brought before our next annual meeting under the procedures outlined in this paragraph, the proxy holders named by our board of directors will have the discretion to vote on such matter without having received directions from stockholders delivering proxies to them for such meeting, provided that our proxy statement for our next meeting briefly describes the matter and how the proxy holders intend to vote on it.

In order for proposals to be eligible for inclusion in our proxy statement and proxy card for the next annual meeting pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals would have to be received by our Corporate Secretary no later than April 15, 2011 and satisfy the conditions established by the SEC for stockholder proposals. In order for such stockholder proposals to be eligible to be brought before the stockholders at the 2011 annual meeting, the stockholder submitting such proposals must also comply with the procedures, including the deadlines, required by our then current Bylaws, as referenced in the preceding paragraph. Stockholder nominations of directors are not stockholder proposals within the meaning of Rule 14a-8 and are not eligible for inclusion in our proxy statement. Any such nominations should comply with our Bylaws.

TRANSACTION OF OTHER BUSINESS

At the date of this proxy statement, the board of directors knows of no other business that will be conducted at the 2010 annual meeting of stockholders other than as described in this proxy statement. If any other matter or matters are properly brought before the annual meeting, or any adjournment or postponement of the annual meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Trâm T. Phi
Vice President, General Counsel and Secretary

August 13, 2010

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours per day, 7 days per week.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the stockholder meeting date.

INTERNET

http://www.proxyvoting.com/ARST

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

77112
▼ FOLD AND DETACH HERE ▼
THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.	Please mark your votes as indicated in this example	☒

The Board of Directors recommends a vote FOR Items 1 and 2.	FOR ALL	WITHHOLD FOR ALL	EXCEPTIONS		FOR	AGAINST	ABSTAIN

ITEM 1-Election of Class III Directors for a three-year term expiring at the 2013 Annual Meeting: Nominees: 01 E. Stanton McKee, Jr. 02 Thomas Reilly 03 Roger S. Siboni	☐	☐	☐	ITEM 2-To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of ArcSight, Inc. for its fiscal year ending April 30, 2011.	☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)
*Exceptions

Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

    You can now access your ArcSight, Inc. account online.
     Access your ArcSight, Inc. account online via Investor ServiceDirect® (ISD).
     BNY Mellon Shareowner Services, the transfer agent for ArcSight, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• Make address changes
• View certificate history	• Obtain a duplicate 1099 tax form
• View book-entry information
Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-877-251-3575
Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2010 Annual Report to Stockholders are available at: http://www.proxydocs.com/arst
▼ FOLD AND DETACH HERE ▼
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
ARCSIGHT, INC.
ANNUAL MEETING OF STOCKHOLDERS — SEPTEMBER 20, 2010
      The undersigned hereby appoints Thomas Reilly and Stewart Grierson, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of ArcSight, Inc. Common Stock that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of ArcSight, Inc. to be held September 20, 2010 (the “Annual Meeting”) or any adjournment thereof, with all powers that the undersigned would possess if present at the Annual Meeting.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

77112